Exhibit 10.8

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT,

MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND

WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY

DISCLOSED

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”), entered into as of August 9, 2020 (the “Effective Date”), is entered into by and between LianBio, a corporation organized and existing under the laws of the Cayman Islands (“LianBio”) (for the purposes of Section 2.9(a) and Section 14.17), LianBio Licensing LLC, a limited liability company organized and existing under the laws of Delaware and a wholly-owned subsidiary of Lian Bio (“Licensee”), and Navire Pharma, Inc. (formerly known as PTP Pharmaceuticals, Inc.), a Delaware corporation (“Company”).

INTRODUCTION

WHEREAS, Licensee wishes to obtain from Company and Company wishes to grant to Licensee certain rights and licenses under intellectual property owned or controlled by Company to Develop, Manufacture and Commercialize Licensed Products in the Field in the Territory (each as defined below), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I

DEFINITIONS

Unless the context clearly indicates otherwise, the following terms used in this Agreement will have the meanings set forth in this ARTICLE I:

Section 1.1. “Accounting Standards” means, with respect to a Person, generally accepted accounting principles (“GAAP”) as practiced in the United States or applicable international standards followed by such Person.

Section 1.2. “Acquired Party” has the meaning set forth in Section 2.9(c).

Section 1.3. “Acquirer” means, collectively, the Third Party referenced in the definition of Change of Control and such Third Party’s Affiliates, other than the applicable Party in the definition of Change of Control and such Party’s Affiliates, determined as of immediately prior to the closing of such Change of Control.

Section 1.4. “Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding of, to, from, by or before any Governmental Authority.

Section 1.5. “Active Ingredient” means those active materials that provide pharmacological activity in a pharmaceutical or biologic product (excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants or controlled release technologies). Drug delivery vehicles, adjuvants and excipients will not be deemed to be Active Ingredients.

Section 1.6. “Addendum” means that certain addendum to this Agreement by and between Licensee and [***] pursuant to which [***] causes its [***] Affiliates to grant the [***] Affiliate Compound IP License and comply with the exclusivity obligations under Section 2.9.

Section 1.7. “Additional Compound” means any compounds Controlled by the Company or its Affiliates other than the Compound.

Section 1.8. “Adverse Event” or “AE” has the meaning set forth in the PRC Measures for the Administration of Reporting and Surveillance of Drug Adverse Events (effective as of July 1, 2011) or the equivalent applicable Laws in any relevant Region, and generally means any untoward medical occurrence associated with the use of a product in human subjects, whether or not considered related to such product. An AE does not necessarily have a causal relationship with a product, that is, an AE can be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of such product.

Section 1.9. “Affiliate” means, (a) with respect to Licensee, Lian Oncology and any directly or indirectly controlled subsidiary of Licensee or Lian Oncology, at the time that the determination of affiliation is made and for as long as such control exists, and, including LianBio Affiliates (b) with respect to Company, any directly or indirectly controlled subsidiary of Company, at the time that the determination of affiliation is made and for as long as such control exists, but excluding any [***] Affiliate, and (c) with respect to any other Person, any entity controlling, controlled by or under common control with such first Person, at the time that the determination of affiliation is made and for as long as such control exists. For purposes of this definition, “control” means (i) direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors of such Person (or if the jurisdiction where such Person is domiciled prohibits foreign ownership of such entity, the maximum foreign ownership interest permitted under such Laws; provided, however, that such ownership interest provides actual control over such Person), (ii) status as a general partner in any partnership, or (iii) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Affiliates of a Party exclude Persons who are financial investors of such Party or under common control of such financial investors other than such Party and its subsidiary entities.

Section 1.10. “Agreement” has the meaning set forth in the Preamble.

Section 1.11. “Alliance Manager” has the meaning set forth in Section 5.6(a).

Section 1.12. “Arbitration Commencement Date” has the meaning set forth in Exhibit F.

Section 1.13. “Auditor” has the meaning set forth in Section 6.5(a).

Section 1.14. “Blocking Third Party Intellectual Property Costs” means any [***] paid by or on behalf of Licensee, its Affiliates or its Sublicensees to a Third Party in consideration for a grant of rights under any Blocking Third Party Intellectual Property Rights, [***]; provided, however, [***].

Section 1.15. “Blocking Third Party Intellectual Property Rights” means, with respect to the Licensed Product in any Region in the Field in the Territory, any [***] Controlled by a Third Party that, absent a license thereunder, would be infringed by the Development, Manufacture or Commercialization of such Licensed Product in such Region.

Section 1.16. “Breaching Party” has the meaning set forth in Section 12.3(a).

Section 1.17. “[***] Affiliate” means [***](“[***]”) and any entity in which [***] directly or indirectly holds a majority of the voting equity or has the right to appoint a majority of the members of the board of directors, excluding (a) the Company and any directly or indirectly controlled subsidiary of the Company, (b) any entity in which [***] directly or indirectly holds any class of stock, which entity is or becomes traded on a public stock exchange, and (c) any other entity in which [***] directly or indirectly holds equity that the Company cannot bind (either as a result of Third Party consent rights or contractual restrictions) to any grant of rights, obligation or covenant contained herein that would otherwise apply to such entity. For the avoidance of doubt, (i) in no event will any entity continue to be a [***] Affiliate if [***] no longer directly or indirectly holds a majority of the voting equity of such entity or has the right to appoint a majority of the members of the board of directors of such entity, as applicable and (ii) in no event will any acquiror or successor of [***] (or any Affiliate thereof) be considered a [***] Affiliate.

Section 1.18. “[***] Affiliate Compound IP” means any Patent Rights or Know-How Controlled by a [***] Affiliate that is necessary or reasonably useful for the Development, Manufacture or Commercialization of the Compound or Licensed Products in the Field in the Territory, but excluding any Combination Specific IP.

Section 1.19. “[***] Affiliate Compound IP License” has the meaning set forth in Section 2.1(c)(i).

Section 1.20. “Business Day” means any day, other than a Saturday or a Sunday, on which the banks in [***] are open for business.

Section 1.21. “Calendar Quarter” means each of the three month periods ending on March 31, June 30, September 30, and December 31 of any Calendar Year; provided, however: (a) the first Calendar Quarter of the Term will extend from the Effective Date to the end of the Calendar Quarter in which the Effective Date occurs; and (b) the last Calendar Quarter will extend from the beginning of the Calendar Quarter in which this Agreement expires or terminates until the effective date of such expiration or termination.

Section 1.22. “Calendar Year” means, for the first Calendar Year, the period beginning on the Effective Date and ending on December 31, 2020, and for each Calendar Year thereafter each twelve (12)-month period commencing on January 1, and ending on December 31, except that the last Calendar Year will commence on January 1 of the year in which this Agreement expires or terminates and end on the effective date of such expiration or termination.

Section 1.23. “Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the direct or indirect beneficial owner of more than fifty percent (50%) of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s and its controlled Affiliates’ assets. Notwithstanding the foregoing, any transaction or series of transactions effected for the primary purpose of financing the operations of the applicable Party (including the issuance or sale of securities for financing purposes) or changing the form or jurisdiction of organization of such Party will not be deemed a “Change of Control” for purposes of this Agreement.

Section 1.24. “Clinical Study” means a study in which human subjects or patients are dosed with a drug, whether approved or investigational.

Section 1.25. “Clinical Supply Agreement” has the meaning set forth in Section 4.1.

Section 1.26. “CMC” means the Chemistry, Manufacturing and Controls portion of any Regulatory Filing.

Section 1.27. “CMC Data” means any data included in the CMC portion of a Regulatory Filing or in any supporting development reports thereto, in each case, with respect to any Licensed Product in any country in the world.

Section 1.28. “Code” means Title 11 of the U.S. Code.

Section 1.29. “Combination” means any Combination Product or Combination Therapy.

Section 1.30. “Combination Product” means a product that (a) includes a Licensed Product and at least one (1) additional Active Ingredient other than a Compound and that is either co-formulated or administered through a single formulation and sold for a single price; or (b) is defined as a “combination product” by the FDA pursuant to 21 C.F.R. §3.2(e) or its foreign equivalent.

Section 1.31. “Combination Specific IP” means any Patent Rights or Know-How Controlled by a [***] Affiliate that specifically relates to (a) any compound that is not a SHP2 Inhibitor, or (b) a Combination.

Section 1.32. “Combination Therapy” means any therapy or treatment regimen that comprises, or is a combination of (a) a Licensed Product, and (b) at least one (1) additional Active Ingredient, other than a Compound, where (a) and (b) are approved and labeled for use together either simultaneously or in a separate or sequential administration, whether or not sold for a single price.

Section 1.33. “Commercial Supply Agreement” has the meaning set forth in Section 4.1.

Section 1.34. “Commercialization”, “Commercializing” or “Commercialize” means any and all activities related to the pre-marketing, launching, marketing, promotion (including advertising and detailing), labeling, bidding and listing, pricing and reimbursement, distribution, storage, handling, offering for sale, selling, having sold, importing and exporting for sale, having imported and exported for sale, distribution, having distributed, customer service and support, and post-marketing safety surveillance and reporting of a product (including the Licensed Product), but not including Development activities or Manufacturing.

Section 1.35. “Commercially Reasonable Efforts” means, in respect of a Party, the level of efforts and resources (measured as of the time that such efforts and resources are required to be used under this Agreement) that are commonly used by a [***] of a similar size and profile as such Party to Develop, Manufacture or Commercialize, as the case may be, a product owned by such company or to which it has [***], which product is at a similar stage in its development or product life and is of a similar market and profitability potential to the Licensed Product and taking into account all relevant factors, including the intellectual property protection of the product, product labeling or anticipated labeling, market potential, financial return, medical and clinical considerations, regulatory environments and competitive market conditions, market exclusivity, and other technical legal, scientific, medical or commercial factors that such a company would reasonably deem to be relevant.

Section 1.36. “Company” has the meaning set forth in the Preamble.

Section 1.37. “Company Indemnified Party” has the meaning set forth in Section 10.1.

Section 1.38. “Company Combination Asset” has the meaning set forth in Section 2.10(a).

Section 1.39. “Company Combination Asset Notice” has the meaning set forth in Section 2.10(a).

Section 1.40. “Company Combination Asset ROFN” has the meaning set forth in Section 2.10(a).

Section 1.41. “Company Combination Asset Transaction” has the meaning set forth in Section 2.10(a).

Section 1.42. “Company Indemnified Party” has the meaning set forth in Section 10.2.

Section 1.43. “Competitive Product” means any pharmaceutical product that is not a Compound or Licensed Product containing or comprising a SHP2 Inhibitor.

Section 1.44. “Compound” means (a) the Company’s proprietary SHP2 inhibitor commonly referred to as IACS-15509, the chemical structure of which is set forth on Exhibit A, and (b) all other compounds owned or otherwise Controlled by Company or its Affiliates that selectively bind and modulate SHP2, including all backup compounds or derivatives thereof developed by Company or its Affiliates.

Section 1.45. “Confidential Information” means (a) all trade secrets or confidential or proprietary information (including any tangible materials embodying any of the foregoing) of the disclosing Party or its Affiliates provided or disclosed to the other Party or any of its Affiliates or [***] Affiliates (with respect to Company) or LianBio Affiliates (with respect to Licensee) in connection with this Agreement or disclosed in connection with the Term Sheet, and (b) the terms and conditions of this Agreement, which are the Confidential Information of each Party; provided, however, that Confidential Information will not include information that:

(i) is published by a Third Party or otherwise is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no breach of this Agreement on the part of the receiving Party;

(ii) is in the receiving Party’s possession prior to disclosure by the disclosing Party hereunder, and not through a prior disclosure by the disclosing Party, without any obligation of confidentiality with respect to such information (as evidenced by the receiving Party’s or such Affiliate’s or [***] Affiliate’s (with respect to Company) or LianBio Affiliate’s (with respect to Licensee) written records or other competent evidence);

(iii) is subsequently received by the receiving Party from a Third Party who is not known by the receiving Party to be under an obligation of confidentiality to the disclosing Party under any agreement between such Third Party and the disclosing Party; or

(iv) is independently developed by or for the receiving Party without reference to, or use or disclosure of, the disclosing Party’s Confidential Information (as evidenced by the receiving Party’s or such Affiliate’s or [***] Affiliate’s (with respect to Company) or LianBio Affiliate’s (with respect to Licensee) written records or other competent evidence);

provided, further, that clauses (ii) through (iv) above will not apply to the terms and conditions of this Agreement.

Section 1.46. “Contract Manufacturing Organization” or “CMO” means any Third Party contract manufacturing organization.

Section 1.47. “Control” or “Controlled” means, with respect to any Know-How, Patent Right, Regulatory Filing, Regulatory Approval or other property right, the legal authority or right (whether by ownership, license (other than a license granted pursuant to this Agreement) or otherwise) of a Party or its Affiliate, to grant access, a license or a sublicense of or under such Know-How, Patent Right, Regulatory Filing, Regulatory Approval or other property right, without [***] breaching the terms of any agreement with a Third Party [***]. Notwithstanding anything in this Agreement to the contrary, a Party will be deemed not to Control any Patent Rights, Know-How, Regulatory Filing, Regulatory Approval, materials, compounds, products, or other property right that are [***].

Section 1.48. “Cover,” “Covering” or “Covered” means, when referring to the Licensed Product: (a) with respect to an issued Patent Right, that, in the absence of a license granted to a Person under an issued claim included in such Patent Right, the manufacture, use, sale, offer for sale or import by such Person of a specified activity with respect to such Licensed Product would infringe such claim, or (b) with respect to an application for Patent Rights, that, in the absence of a license granted to a Person under a claim included in such application, the manufacture, use, sale, offer for sale or import by such Person of such Licensed Product would infringe such claim if such patent application were to issue as a patent.

Section 1.49. “Deficient Site” has the meaning set forth in Section 3.3(g)(ii).

Section 1.50. “Development,” “Developing” or “Develop” means non-clinical, pre-clinical and clinical drug research and development activities, whether before or after Regulatory Approval, including drug metabolism and pharmacokinetics, translational research, toxicology, pharmacology, test method development and stability testing, process and packaging development and improvement, process validation, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, conduct of Clinical Studies, regulatory affairs, the preparation and submission of Regulatory Filings, Clinical Study regulatory activities, and any other activities directed towards obtaining or maintaining Regulatory Approval of any Licensed Product. Development includes use and importation of the relevant compound or Licensed Product to conduct such Development activities. Development will not include Commercialization activities or Manufacturing.

Section 1.51. “Development Milestone Event” has the meaning set forth in Section 6.1(b).

Section 1.52. “Development Milestone Payment” has the meaning set forth in Section 6.1(b).

Section 1.53. “Development Plan” means the Territory-Specific Development Plan and the Global Development Plan, collectively.

Section 1.54. “Dollars” or “US$” means United States dollars.

Section 1.55. “Effective Date” has the meaning set forth in the Preamble.

Section 1.56. “EU” means the economic, scientific and political organization of member states commonly referred to as the European Union, as it may be constituted from time to time but also including any territory that was a member state as of the Effective Date, whether or not such territory is a participating member state as of the applicable time.

Section 1.57. “Expert” has the meaning set forth in Exhibit F.

Section 1.58. “Ex-Territory Partner” has the meaning set forth in Section 3.3(d).

Section 1.59. “FDA” means the United States Food and Drug Administration or any successor agency thereto.

Section 1.60. “Field” means all diagnostic, prophylactic, palliative and therapeutic uses or indications in humans.

Section 1.61. “First Commercial Sale” means with respect to the Licensed Product in any Region in the Territory, the first sale for monetary value for use or consumption by the end user of such Licensed Product in such Region after the Marketing Authorization for such Licensed Product has been obtained in such Region.

Section 1.62. “First Indication” has the meaning set forth in [***].

Section 1.63. “Force Majeure Event” has the meaning set forth in Section 14.9.

Section 1.64. “Fully Burdened Manufacturing Cost” means, with respect to any Licensed Product (or the Compound contained therein) supplied by or on behalf of Company to Licensee:

(a) if such Licensed Product (or the Compound contained therein) (or any precursor or intermediate thereof) is Manufactured by a CMO, the actual CMO costs of such Manufacturing incurred by or on behalf of Company, including [***]; or

(b) if such Licensed Product (or the Compound contained therein) (or any precursor or intermediate thereof) is manufactured by Company or its Affiliate, the actual, fully burdened cost of such manufacturing, including [***]. Such fully burdened costs will be calculated in accordance with the Accounting Standards.

Section 1.65. “GCP” or “Good Clinical Practice” means all applicable then-current standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Studies, including, as applicable, (a) as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products, (b) the Declaration of Helsinki (2013) as last amended at the 64th World Medical Association in October 2013 and any further amendments or clarifications thereto, (c) as set forth in the PRC Good Clinical Practice for Pharmaceuticals effective as of September 1, 2003 and its subsequent amendments, (d) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), and (e) the equivalent applicable Laws in any relevant Region, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

Section 1.66. “Generic Product” means, with respect to a particular Licensed Product in a Region, any product that (a) has Regulatory Approval for use in such Region pursuant to a regulatory process governing approval of generic or interchangeable pharmaceutical products based on the then-current standards for Regulatory Approval in such Region, where such Regulatory Approval relied on or incorporated clinical data generated by either Party to this Agreement or their Affiliates or Sublicensees, or was obtained using an abbreviated, expedited or similar process, (b) during the Royalty Term is not owned or licensed by Licensee under this Agreement; and (c) is sold in the same Region as the relevant Licensed Product by a Third Party that is not a Sublicensee or Affiliate of Licensee and that did not purchase such product in a chain of distribution that included Licensee or its Affiliates or its or their Sublicensees.

Section 1.67. “Global Development Plan” has the meaning set forth in Section 3.2(b).

Section 1.68. “Global Study” has the meaning set forth in Section 3.3(c).

Section 1.69. “GLP” or “Good Laboratory Practice” means all applicable then-current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations as defined in 21 C.F.R. Part 58, the PRC Good Clinical Practice effective as of September 1, 2003, or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development (OECD), and such standards of good laboratory practice as are required by the equivalent applicable Laws in the relevant Region and other organizations and governmental agencies in countries in which the Licensed Product is intended to be sold by the Party that is subject to such standards.

Section 1.70. “GMP” or “Good Manufacturing Practice” means all applicable then-current standards for Manufacturing, including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. §§ 201, 211, 600 and 610 and all applicable FDA guidelines and requirements, (b) European Directive 2003/94/EC for medicines and investigational medicines for human use and the applicable guidelines stated in the Eudralex guidelines, (c) Pharmaceutical Good Manufacturing Practice of the PRC effective as of March 1, 2011 and its appendices, (d) the principles detailed in the applicable ICH guidelines, (e) the conduct of an inspection by a Qualified Person (as defined therein) and the execution by such Qualified Person of an appropriate certification of inspection and (f) the equivalent applicable Laws in any relevant Region, each as may be amended and applicable from time to time.

Section 1.71. “Governmental Authority” means any multinational, federal, national, state, provincial, local or other entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal, official or officer, exercising executive, judicial, legislative, police, regulatory, administrative or taxing authority or functions of any nature pertaining to government.

Section 1.72. “ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

Section 1.73. “Indemnified Party” means a Person entitled to indemnification under ARTICLE X.

Section 1.74. “Indemnifying Party” means a Party from whom indemnification is sought under ARTICLE X.

Section 1.75. “Indication” means each separate and distinct disease, disorder, illness, health condition, or interruption, cessation or disruption of a bodily function, system, tissue type or organ, for which a separate Regulatory Approval Application is required to be filed to obtain Regulatory Approval.

Section 1.76. “Infringement” has the meaning set forth in Section 7.3.

Section 1.77. “Infringement Action” has the meaning set forth in Section 7.3(b).

Section 1.78. “Infringement Claim” has the meaning set forth in Section 7.4.

Section 1.79. “Invention” has the meaning set forth in Section 7.1(b).

Section 1.80. “Jointly-Invented Patent” means any Patent Right claiming any Invention conceived jointly by employees, contractors or agents of Licensee or its Affiliates, on the one hand, and employees, contractors or agents of Company or its Affiliates, on the other hand.

Section 1.81. “JSC” has the meaning set forth in Section 5.1.

Section 1.82. “Know-How” means all proprietary chemical and biological materials and other tangible materials, inventions, practices, methods, protocols, formulae, knowledge, know-how, trade secrets, processes, procedures, assays, skills, experience, techniques, information, data and results of experimentation and testing, including pharmacological, toxicological and pre-clinical and clinical test data and analytical and quality control data, whether patentable or otherwise.

Section 1.83. “Law” or “Laws” means all laws, statutes, rules, codes, regulations, orders, decrees, judgments or ordinances of any Governmental Authority, or any license, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

Section 1.84. “Lian Oncology” means Lian Oncology, an exempted company organized under the laws of the Cayman Islands.

Section 1.85. “LianBio Affiliate” means LianBio and any entity in which Licensee directly or indirectly holds a majority of the voting equity or has the right to appoint a majority of the members of the board of directors, excluding (a) any entity in which Licensee directly or indirectly holds any class of stock that is or becomes traded on a public stock exchange, and (b) any other entity in which Licensee directly or indirectly holds equity that Licensee cannot bind (either as a result of Third Party consent rights or contractual restrictions) to any grant of rights, obligation or covenant contained herein that would otherwise apply to such entity. For the avoidance of doubt, (i) in no event will any entity continue to be a LianBio Affiliate if Licensee no longer directly or indirectly holds a majority of the voting equity of such entity or can appoint a majority of the members of the board of directors, as applicable and (ii) in no event will any acquiror or successor of Licensee (or an Affiliate thereof) be considered a LianBio Affiliate.

Section 1.86. “Licensed Know-How” means any and all Know-How that is Controlled by Company or any of its Affiliates as of the Effective Date or at any time during the Term (including any and all information contained in Regulatory Filings, and CMC Data) that is [***] to Develop, Manufacture or Commercialize the Compound or Licensed Products in the Field including the Know-How listed in Exhibit B. [***].

Section 1.87. “Licensed Mark(s)” means any mark(s) that Company or its Affiliates registers with a Governmental Authority in any Region in the Territory to be used in connection with the Commercialization of a Licensed Product.

Section 1.88. “Licensed Patents” means any and all Patent Rights that are Controlled by Company or any of its Affiliates as of the Effective Date or at any time during the Term that are [***] to Develop, Manufacture or Commercialize the Compound or Licensed Products in the Field in the Territory, or that otherwise Cover Licensed Know-How that is [***] to Develop, Manufacture or Commercialize the Compound or Licensed Products in the Field in the Territory, including any and all Patent Rights claiming the Product Inventions and the Patent Rights listed in Exhibit C. Licensed Patents excludes all Jointly-Invented Patents and [***].    For the avoidance of doubt, any Patent Rights claiming Product Inventions that are Controlled by Company or its Affiliates shall be deemed Licensed Patents.

Section 1.89. “Licensed Product” means any pharmaceutical product containing the Compound (whether alone as the sole Active Ingredient or as a Combination) in any form, presentation, formulation or dosage form.

Section 1.90. “Licensed Technology” means collectively Licensed Patents, Licensed Know-How and Company or its Affiliates’ interests in the Jointly-Invented Patents.

Section 1.91. “Licensee” has the meaning set forth in the Preamble.

Section 1.92. “Licensee Indemnified Party” has the meaning set forth in Section 10.1.

Section 1.93. “Licensee Technology” means the Patent Rights and Know-How Controlled by Licensee, its Affiliates or Sublicensees as of the effective date of termination of this Agreement, that [***] in the Development, Manufacture or Commercialization of the Compounds or Licensed Products in the Field.

Section 1.94. “Local Combination Study” has the meaning set forth in Section 3.3(f)(i).

Section 1.95. “Local Combination Study Data” has the meaning set forth in Section 3.3(f)(i).

Section 1.96. “Local Combination Study Notice” has the meaning set forth in Section 3.3(f)(i).

Section 1.97. “Local Combination Study Option” has the meaning set forth in Section 3.3(f)(i).

Section 1.98. “Losses” means damages, losses, liabilities, costs (including costs of investigation, defense), fines, penalties, taxes, expenses, or amounts paid in settlement (in each case, including reasonable attorneys’ and experts’ fees and expenses), in each case resulting from an Action.

Section 1.99. “Manufacture,” “Manufactured” or “Manufacturing” means all activities related to the manufacture or production of the Compound or Licensed Product, including the production of any of the following to the extent used in the Licensed Product: any drug substance produced in bulk form for use as an Active Ingredient, drug product, compounded or finished final packaged and labeled form, and in intermediate states, including the following activities: reference standard preparation, purification, formulation, scale-up, packaging, quality assurance oversight, quality control testing (including in-process release and stability testing), validation activities directly related to all of the foregoing, and data management and recordkeeping related to all of the foregoing. References to a Person engaging in Manufacturing activities will include having any or all of the foregoing activities performed by a Third Party.

Section 1.100. “Marketing Authorization” means the grant of all necessary final or conditional permits, registrations, authorizations, licenses and approvals (or waivers) required for the Commercialization of the Licensed Product for use in the Field and in the Territory, including any Regulatory Approval for sale or marketing, and, where required, Pricing and Reimbursement Approvals.

Section 1.101. “[***]” means [***].

Section 1.102. “[***] Agreement” means that certain Collaboration and License Agreement between Company and [***], dated [***].

Section 1.103. “[***] SPA” means that certain Stock Purchase Agreement between Company and [***], dated [***].

Section 1.104. “Net Sales” means the net sales recorded by Licensee or any of its Affiliates or Sublicensees (for the purpose of this definition, “Sublicensees” will not include any distributors or wholesalers) for any Licensed Product sold to Third Parties other than Sublicensees, as determined by Licensee’s Accounting Standards, as consistently applied. The deductions based on an accrual basis by Licensee and its Affiliates under Licensee’s Accounting Standards to calculate the recorded net sales from gross sales include the following:

(a) [***];

(b) [***];

(c) [***];

(d) [***];

(e) [***];

(f) [***]; and

(g) [***].

In the event that a Licensed Product is sold as a Combination, Net Sales, for the purposes of determining royalty payments on the Combination, shall mean the gross amount collected for the Combination less the deductions set forth in clauses (a)—(g) above, multiplied by a proration factor that is determined as follows:

(i) [***];

(ii) [***];

(iii) [***]; or

(iv) [***].

With respect to the calculation of Net Sales:

(A) Net Sales only include the value charged or invoiced on the first arm’s length sale to a Third Party, and sales between or among Licensee and its Affiliates and Sublicensees will be disregarded for purposes of calculating Net Sales; and

(B) If a Licensed Product is delivered to the Third Party before being invoiced (or is not invoiced), Net Sales will be calculated at the time all the revenue recognition criteria under Accounting Standards are met.

Section 1.105. “Non-Breaching Party” has the meaning set forth in Section 12.3(a).

Section 1.106. “[***]” has the meaning set forth in Section 3.3(b)(A).

Section 1.107. “Party” means either Company or Licensee; “Parties” means Company and Licensee, collectively.

Section 1.108. “Party Vote” has the meaning set forth in Section 5.5.

Section 1.109. “Patent Challenge” has the meaning set forth in Section 12.3(d).

Section 1.110. “Patent Rights” means the rights and interests in and to (a) all patents and patent applications (including provisional applications), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any other pre- or post-grant forms of any of the foregoing, (b) any confirmation patent or registration patent or patent of addition, utility models, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing, and (c) any and all patents that have issued or in the future issue from the foregoing patent applications, including author certificates, utility models, petty patents, innovation patents and design patents and certificates of invention.

Section 1.111. “Person” means any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization or a Governmental Authority.

Section 1.112. “Pharmacovigilance Agreement” has the meaning set forth in Section 3.10.

Section 1.113. “Phase 1 Study” means a Clinical Study of an investigational product in subjects with the primary objective of characterizing its safety, tolerability, and pharmacokinetics and identifying a recommended dose and regimen for future studies as described in 21 C.F.R. 312.21(a), or a comparable Clinical Study prescribed by the relevant Regulatory Authority in a country other than the United States. Phase 1 Study includes Phase 1b Clinical Study set forth in Section 1.114.

Section 1.114. “Phase 1b Clinical Study” means a Phase 1 Study of an investigational product in subjects conducted after an initial Phase 1 Study, with the primary objective of further determining its safety, tolerability, and pharmacokinetics and identifying a recommended dose and regimen for future studies as described in 21 C.F.R. 312.21(a), or a comparable Clinical Study prescribed by the relevant Regulatory Authority in a country other than the United States. Phase 1b Clinical Study includes any Phase 1b Combination Study set forth in Section 1.115 and any Phase 1b Monotherapy Study set forth in Section 1.116.

Section 1.115. “Phase 1b Combination Study” has the meaning set forth in Section 3.3(b).

Section 1.116. “Phase 1b Monotherapy Study” has the meaning set forth in Section 3.3(a).

Section 1.117. “Phase 2 Combination Global Study” has the meaning set forth in Section 3.3(c)(A).

Section 1.118. “Phase 2 Study” means a Clinical Study of an investigational product in subjects with the primary objective of characterizing its activity in a specific disease state as well as generating more detailed safety, tolerability, pharmacokinetics, pharmacodynamics, and dose finding information as described in 21 C.F.R. 312.21(b), or a comparable Clinical Study prescribed by the relevant Regulatory Authority in a country other than the United States including a Clinical Study that is also designed to satisfy the requirements of 21 C.F.R. 312.21(a) or corresponding foreign regulations and is subsequently optimized or expanded to satisfy the requirements of 21 C.F.R. 312.21(b) (or corresponding foreign regulations) or otherwise to enable a Phase 3 Study.

Section 1.119. “Phase 3 Study” means a Clinical Study of an investigational product in subjects that incorporates accepted endpoints for confirmation of statistical significance of efficacy and safety with the aim to generate data and results that can be submitted to obtain Regulatory Approval as described in 21 C.F.R. 312.21(c), or a comparable Clinical Study prescribed by the relevant Regulatory Authority in a country other than the United States.

Section 1.120. “PRC” means the People’s Republic of China, which for the purposes of this Agreement, excludes Hong Kong, Macau and Taiwan.

Section 1.121. “Pricing and Reimbursement Approval” means, with respect to the Licensed Product, the governmental approval, agreement, determination or decision establishing the price or level of reimbursement for such Licensed Product in a given Region in the Territory in such jurisdiction in the Field in the Territory.

Section 1.122. “Product Inventions” has the meaning set forth in Section 7.1(b).

Section 1.123. “PSPA” has the meaning set forth in Section 9.3(d).

Section 1.124. “Rebuttal” has the meaning set forth in Exhibit F.

Section 1.125. “Region” means each of the PRC, Macau, Hong Kong, Taiwan, Thailand, Singapore, and South Korea.

Section 1.126. “Regulatory Approval” means the final or conditional approval of the applicable Regulatory Authority necessary for the marketing and sale of a Licensed Product in the Field in a country(ies) or Region(s), excluding separate Pricing and Reimbursement Approval that may be required.

Section 1.127. “Regulatory Approval Application” means an application to seek regular or expedited Regulatory Approval of the Licensed Product for sale or marketing in any country(ies) or Region(s) in the Territory, as defined in the applicable Laws and filed with the Regulatory Authority of such country(ies) or Region(s).

Section 1.128. “Regulatory Authority” means any multinational, federal, national, state, provincial or local regulatory agency, department, bureau or other Governmental Authority with authority over the clinical development, Manufacture, marketing or sale of the Licensed Product in a Region, including the National Medical Products Administration (formerly the China Food and Drug Administration) in the PRC.

Section 1.129. “Regulatory Exclusivity” means with respect to a Licensed Product in a Region, any exclusive marketing rights or data exclusivity rights under applicable Laws or conferred by any Regulatory Authority in accordance with applicable Laws with respect to such Licensed Product in such Region.

Section 1.130. “Regulatory Filing” means any documentation comprising or relating to or supporting any filing or application with any Regulatory Authority with respect to the Licensed Product, including any documents submitted to any Regulatory Authority, including INDs, Regulatory Approval Applications and all correspondence with any Regulatory Authority with respect to any Licensed Product (including minutes of any meetings, telephone conferences or discussions with any Regulatory Authority).

Section 1.131. “Reversion License” has the meaning set forth in Section 12.4(a).

Section 1.132. “ROFN Exercise Period” has the meaning set forth in Section 2.10(b).

Section 1.133. “ROFN Exercise Notice” has the meaning set forth in Section 2.10(b).

Section 1.134. “ROFN Expiration” has the meaning set forth in Section 2.10(d).

Section 1.135. “ROFN Negotiation Period” has the meaning set forth in Section 2.10(c).

Section 1.136. “ROFR” has the meaning set forth in Section 2.10(f).

Section 1.137. “ROFR Exercise Period” has the meaning set forth in Section 2.10(f).

Section 1.138. “ROFR Exercise Notice” has the meaning set forth in Section 2.10(f).

Section 1.139. “ROFR Expiration” has the meaning set forth in Section 2.10(g).

Section 1.140. “ROFR Notice” has the meaning set forth in Section 2.10(f).

Section 1.141. “ROFR Negotiation Period” has the meaning set forth in Section 2.10(f).

Section 1.142. “ROFR Offer” has the meaning set forth in Section 2.10(f).

Section 1.143. “Royalty Term” has the meaning set forth in Section 6.2(b).

Section 1.144. “Rules” has the meaning set forth in Section 13.2.

Section 1.145. “Safety Data” means any Adverse Event information from Clinical Studies and all results from non-clinical safety studies, including toxicology and carcinogenicity data (if any), with respect to the Licensed Product required by one or more Regulatory Authorities to be collected or to be reported to such Regulatory Authorities under applicable Laws, but excluding any information related to the efficacy of the Licensed Product.

Section 1.146. “Sales Milestone Event” has the meaning set forth in Section 6.1(c).

Section 1.147. “Sales Milestone Payment” has the meaning set forth in Section 6.1(c).

Section 1.148. “Second Indication” has the meaning set forth in [***].

Section 1.149. “Securitization Transaction” has the meaning set forth in Section 14.1(a)(ii).

Section 1.150. “Selected Agreement” has the meaning set forth in Exhibit F.

Section 1.151. “Sell-Off Period” has the meaning set forth in Section 12.4(f).

Section 1.152. “Senior Officers” means the Chief Executive Officer of each Party. If the position of any of the Senior Officers identified in this definition no longer exists due to a corporate reorganization, corporate restructuring or the like that results in the elimination of the identified position, the applicable title of the Senior Officer set forth herein will be replaced with the title of another executive officer with responsibilities and seniority comparable to the eliminated Senior Officer, and the relevant Party will promptly provide notice of such replacement title to the other Party.

Section 1.153. “SHP2” means Src homology region 2-containing protein tyrosine phosphatase, also known as SHP2, which is an enzyme that in humans is encoded by the PTPN11 gene (HGNC:9644).

Section 1.154. “SHP2 Inhibitor” means any compound or molecule that selectively inhibits, modulates or binds to SHP2 as its or one of its intended primary mechanism of action.

Section 1.155. “Study Subject Cap” has the meaning set forth in Section 3.3(e).

Section 1.156. “Sublicense” means a grant of rights from Licensee to a Sublicensee or an Affiliate under any of the rights licensed to Licensee by Company under Section 2.1.

Section 1.157. “Sublicensee” means a Third Party sublicensee to which a Party or its Affiliates has granted rights under this Agreement or a Third Party licensee of rights with respect to the Licensed Product, which rights are retained by a Party under this Agreement with respect to such Licensed Product, or any further sublicensee of such rights (regardless of the number of tiers, layers or levels of sublicenses of such rights).

Section 1.158. “Supply Agreement” has the meaning set forth in Section 4.1.

Section 1.159. “Supporting Memorandum” has the meaning set forth in Exhibit F.

Section 1.160. “System” has the meaning set forth in Section 9.3(b).

Section 1.161. “Tax Withholdings” has the meaning set forth in Section 6.6(a).

Section 1.162. “Term” has the meaning set forth in Section 12.1.

Section 1.163. “Term Sheet” means that certain non-binding (except with respect to confidentiality obligations therein) term sheet by and between LianBio and [***], a [***], effective as of [***].

Section 1.164. “Territory” means the PRC, Macau, Hong Kong, Taiwan, Thailand, Singapore, and South Korea.

Section 1.165. “Territory-Specific Development Plan” has the meaning set forth in Section 3.2(a).

Section 1.166. “Third Party” means any Person other than a Party or any of its Affiliates or any [***] Affiliate or LianBio Affiliate.

Section 1.167. “Third Party Claim” has the meaning set forth in Section 10.3(a).

Section 1.168. “Third Party Losses” means Losses resulting from an Action by a Third Party.

Section 1.169. “Trademark” means all registered and unregistered trademarks, service marks, trade dress, trade names, logos, insignias, domain names, symbols, designs, and combinations thereof.

Section 1.170. “Transaction” means any transaction or a series of transactions, including any asset acquisition, license, assignment, sale, joint venture or any other form of transaction (but excluding (a) a Change of Control of Company, (b) any agreement between Company or its Affiliates and any academic, government, or not-for-profit Third Party, and (c) any agreement between Company or its Affiliates and any contract research organization, contract manufacturer or other Third Party under which such Third Party performs contract services on behalf of Company or its Affiliates) that would grant any Third Party any right (including transfer of ownership, grant of license, or a covenant not to sue) under the Company Combination Assets in all or any portion of the Territory that would effectively prohibit the Licensee from exercising its rights hereunder with respect to any Company Combination Asset, either conducted by itself or with or through any of its Affiliates, or with, through or in collaboration with any Third Party.

Section 1.171. “Two-Invoice Policy” means the policy described in “the Opinion on the Implementation of the ‘Two-Invoices’ System in the Procurement of Pharmaceutical Products by Public Medical Institutions (trial)” (Guoyigaibanfa [2016] No. 4), officially released on 9 January 2017 and in any other applicable Laws that mandates public hospitals or any other purchaser of drugs in mainland China to purchase drugs from the distributor that purchases the drugs directly from the drug manufacturer, limiting the total number of invoices to two.

Section 1.172. “United States” or “U.S.” or “US” means the United States and its territories, possessions and commonwealths.

Section 1.173. “Upstream Licenses” means any and all agreements between Company or any of its Affiliates, on the one hand, and any Third Party, on the other hand, pursuant to which Company has (a) in-licensed any Patent Rights or Know-How owned or Controlled by such Third Party that are included as part of the Licensed Patents or Licensed Know-How (to the extent necessary or useful for Licensee’s Development, Manufacture and Commercialization of any Licensed Product in the Territory) or (b) agreed to provisions that would require Licensee to make any payments (including royalties) to any Third Party or to undertake or observe any restrictions or obligations with respect to the Development, Manufacture or Commercialization of Licensed Products in the Field, including, without limitation, the [***] Agreement. Exhibit D sets forth a list of all Upstream Licenses as of the Effective Date.

Section 1.174. “Upstream Licensor” means a Third Party that is party to an Upstream License.

Section 1.175. “Valid Claim” means either: (a) a claim of an issued and unexpired patent included within the Licensed Patents that (i) covers the practice of the relevant Compound or Licensed Product in the relevant jurisdiction; (ii) has not been irrevocably or unappealably disclaimed or abandoned, or been held unenforceable, unpatentable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction; and (iii) has not been admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise, or (b) a claim included in a patent application included within the Licensed Patents that (i) would cover the practices of the relevant Licensed Product in the relevant jurisdiction if such claim was to issue; and (ii) has not been cancelled, withdrawn or abandoned, nor been pending for more than [***] from the earliest filing date to which such patent application or claim is entitled.

ARTICLE II

LICENSE GRANTS

Section 2.1. License Grants; Right of Reference.

(a) License Grants. Subject to the terms and conditions of this Agreement, Company hereby grants to Licensee:

(i) an exclusive (even with respect to Company and its Affiliates, subject to this Section 2.1(a) and Section 2.5, sublicensable (solely as permitted under Section 2.2(a)), non-transferable (except as provided Section 14.1), royalty-bearing license under the Licensed Technology to Develop, Manufacture and Commercialize and otherwise, make, have made, use, offer for sale, sell, have sold, and import the Compounds and Licensed Products in the Field in the Territory; and

(ii) a non-exclusive, non-transferable (except as provided Section 14.1), non-sublicensable (except to one or more CMOs [***]) license under the Licensed Technology to Manufacture Compounds and Licensed Products outside the Territory solely for (A) Development solely for purposes of obtaining Regulatory Approval of Licensed Products in the Field in the Territory; and (B) Commercialization of Licensed Products in the Field in the Territory.

Notwithstanding any other provision of this Agreement, with respect to any Licensed Product that is a Combination, the license grant to Licensee under this Section 2.1(a) includes a license to practice the Licensed Technology that relates to (with respect to Know-How) or Covers (with respect to Patent Rights) the Combination, provided that such license does not grant to Licensee any rights with respect to any Additional Compound, or any other Active Ingredient included in such Combination other than the Compound.

(b) Licensee Right of Access and Reference. Company hereby grants Licensee, its Affiliates and Sublicensees access to, and a right of reference with respect to, (i) the Regulatory Filings, Regulatory Approvals, Marketing Authorizations and all corresponding documentation Controlled by Company or its Affiliates as of the Effective Date or at any time during the Term, and (ii) all data generated by or on behalf of Company or its Affiliates relating to the Licensed Products (including all Combinations), including clinical and preclinical data (including any such data generated from any Clinical Study performed by or be on behalf of Company or its Affiliates), Safety Data and CMC Data contained or referenced in any Regulatory Filings, and all corresponding documentation Controlled by Company or its Affiliates as of the Effective Date or at any time during the Term, in each case ((i) and (ii)), for the sole purpose of, and to the extent reasonably useful or necessary (in Company’s reasonable discretion) for, Developing, seeking and securing Regulatory Approval and Marketing Authorization for the Development, Manufacture and Commercialization of the Licensed Products in the Field in the Territory. The foregoing rights include the right for Licensee and, to the extent permitted under this Agreement, its Affiliates and Sublicensees, to make copies of and reproduce such documentation and information for the purposes set forth in this Section 2.1(b). Company will as soon as reasonably practicable provide to Licensee all data generated by or on behalf of its or its Affiliates from any Phase 1b Monotherapy Study, Phase 1b Combination Study, and Global Study that is necessary or reasonably useful to Licensee, its Affiliates or Sublicensees for securing Regulatory Approval and Marketing Authorization for the Development, Manufacture, or Commercialization of the Compound or Licensed Products in Field and in the Territory.

(c) License to [***] Affiliate Compound IP.

(i) In the event that (A) Company, its Affiliates or any of its or their licensees of any Patent Rights or Know-How that Cover (with respect to Patent Rights) or related to (with respect to Know-How) the Development, Manufacture or Commercialization of a Compound or Licensed Product outside the Territory obtains a license from any [***] Affiliate under any [***] Affiliate Compound IP, (B) any [***] Affiliate seeks to assert or asserts any [***] Affiliate Compound IP against Licensee, its Affiliates or its or their Sublicensees in connection with the Development, Manufacture or Commercialization of the Compound or Licensed Products pursuant to this Agreement or (C) in the opinion of Licensee’s patent counsel, as evidenced by a written opinion, the Development, Manufacture or Commercialization of the Compound or Licensed Products in the Field in the Territory would infringe or misappropriate (as applicable) any [***] Affiliate Compound IP, then, in each case of (A) through (C), to the extent that such [***] Affiliate Controls such [***] Affiliate Compound IP and has the right to grant to Licensee, its Affiliates or Sublicensees a [***] license under such [***] Affiliate Compound IP to Develop, Manufacture and Commercialize the Compound or Licensed Products in the Field in the Territory (a “[***] Affiliate Compound IP License”), then upon written notice by Licensee to Company, Company will grant, or cause to be granted, to Licensee or its Affiliates such [***] Affiliate Compound IP License in accordance with the terms of this Agreement and the Addendum.

(ii) Company will [***] grant the [***] Affiliate Compound IP License to Licensee directly or indirectly via sublicense, or cause the applicable [***] Affiliate to grant such license to Licensee. Any [***] Affiliate Compound IP License granted to Licensee or its Affiliates pursuant to this Section 2.1(c) will be granted on no less favorable terms than the terms of any license of such rights that is or may in the future be granted by any [***] Affiliate to Company, its Affiliates or any of its or their licensees outside the Territory, including with respect to the responsibility for any payments owed by such [***] Affiliate to a Third Party. While Company remains an affiliate of any [***] Affiliate, Licensee or its Affiliates, except as otherwise provided in this Section 2.1(c)(ii), will not be required to make any payments to any [***] Affiliate (whether directly to such [***] Affiliate or indirectly through Company) in consideration for the grant of rights under such [***] Affiliate Compound IP License, unless (A) Company or its Affiliates is granted a license under any [***] Affiliate Compound IP for the Development, Manufacture or Commercialization of the Compound or Licensed Products outside the Territory, and (B) Company or its Affiliates actually makes all payments to such [***] Affiliate that are required to be made on account of Company’s or its Affiliates’ or any Sublicensees’ Development, Manufacture or Commercialization of the Compound or Licensed Products outside the Territory. For clarity, to the extent such [***] Affiliate is required to make any payments to a Third Party as a result of Licensee or its Affiliates or any of its or their Sublicensees’ exercise of such [***] Affiliate Compound IP License, Licensee will reimburse such [***] Affiliate for any such payments within [***] after receipt of an invoice from Company or such [***] Affiliate. Company shall use reasonable efforts to negotiate with the applicable Third Party that any such Third Party payments required to be paid by Licensee in respect of its activities in the Territory are no less favorable than any corresponding payments required to be paid by Company or any of its Affiliates or any [***] Affiliate in respect of any of its or their similar activities outside the Territory (as of the Effective Date or anytime thereafter).

(iii) The foregoing obligations and covenants will no longer apply to any [***] Affiliate if Company is no longer an affiliate of any [***] Affiliate.

Section 2.2. Sublicensing and Subcontracting.

(a) Licensee Right to Sublicense. Licensee will have the right to grant Sublicenses (through multiple tiers) to its Affiliates and to Third Parties, in each case, of any and all rights granted to Licensee by Company pursuant to Section 2.1 [***] subject to the requirements of Section 2.2(b).

(b) Sublicense Requirements. Each Sublicense granted by Licensee to a Third Party pursuant to Section 2.2(a) will be in writing and will be consistent with the relevant restrictions and limitations set forth in this Agreement. No Sublicense will diminish, reduce or eliminate any obligation of either Party under this Agreement. Licensee will be liable for any act or omission of its Sublicensees as if such Sublicensees were Licensee hereunder, and Company will have the right to proceed directly against Licensee without any obligation to first proceed against such Sublicensee. Each Sublicense granted by Licensee or its Affiliates to a Sublicensee will contain the following provisions: (i) a requirement that the Sublicensee comply with the confidentiality and non-use provisions of Section 8.1 with respect to Company’s Confidential Information, (ii) [***], and (iii) provisions whereby Licensee obtains (A) ownership of, or a fully sublicensable exclusive license (or an option to obtain such license) under and to, any Know-How and Patent Rights that are developed by the Sublicensee in the performance of such agreement and are reasonably necessary or useful to the Development, Manufacture or Commercialization of Licensed Products, and (B) [***]. Licensee will provide Company with a copy of any such Sublicense agreement it enters into with a Third Party, within [***] after the execution thereof, which copy may be disclosed to Upstream Licensors, provided that (x) such copy may be subject to redaction as Licensee reasonably believes appropriate to protect confidential business information, including financial provisions and other sensitive information as applicable, and (y) Licensee will have no obligation to provide Company with a copy of any Sublicense agreement to Third Party subcontractors. Each such Sublicense agreement will be considered the Confidential Information of Licensee.

(c) Sublicense Survival. Upon the termination of this Agreement, at the written request of any Sublicensee who is not then in breach of its sublicense agreement, Company agrees to enter into a direct license agreement with such Sublicensee under the same terms and conditions of this Agreement (except for Section 6.1(a), effective upon the date that notice of such written request.

Section 2.3. Performance by Independent Contractors. Licensee may contract or delegate any portion of its obligations hereunder to a contractor subject to the terms and condition of Section 14.8.

Section 2.4. Company Right of Access and Reference. Licensee hereby grants Company, its Affiliates, Sublicensees and licensees access to, and a right of reference with respect to, (i) the Regulatory Filings, Regulatory Approvals, Marketing Authorizations and all corresponding documentation Controlled by Licensee, its Affiliates, or Sublicensees as of the Effective Date or at any time during the Term, and (ii) subject to Company’s exercise of its Local Combination Study Option in Section 3.3(f), all data generated by Licensee or its Affiliates relating to the Licensed Products, including clinical and preclinical data, Safety Data and CMC Data contained or referenced in any Regulatory Filings, and all corresponding documentation Controlled by Licensee, its Affiliates or Sublicensees as of the Effective Date or at any time during the Term; provided that (and without limiting Company’s rights to Local Combination Study Data under any Reversion License granted under Section 12.4(c)) unless and until Company exercises its Local Combination Study Option, the Company’s right of reference as set forth in this Section 2.4 will not include any rights to the Local Combination Study Data, in each case ((i) and (ii)), for the sole purpose of, and to the extent reasonably useful or necessary for, Developing, seeking and securing Regulatory Approval and Marketing Authorization for the Development, Manufacture and Commercialization of the Licensed Products outside the Territory. The foregoing rights include the right for Company and, to the extent permitted under this Agreement, its Affiliates, Sublicensees and licensees, to make copies of and reproduce such documentation and information for the purposes set forth in this Section 2.4. Licensee will as soon as reasonably practicable provide to Company all data generated by or on behalf of its or its Affiliates from any Phase 1b Monotherapy Study, Phase 1b Combination Study, and Global Study that is necessary or reasonably useful to Company, its Affiliates, Sublicensees or licensees for securing Regulatory Approval and Marketing Authorization for the Development, Manufacture, or Commercialization of the Compound or Licensed Products in Field outside the Territory.

Section 2.5. Reservation of Rights. No rights, other than those expressly set forth in this Agreement, are granted to either Party under this Agreement, and no additional rights will be deemed granted to either Party by implication, estoppel or otherwise, with respect to any intellectual property rights. All rights not expressly granted by either Party, or its Affiliates to the other Party under this Agreement are reserved. Notwithstanding anything to the contrary set forth in this Agreement, Company retains the right (on behalf of itself, its Affiliates and its licensees, other than Licensee, and Sublicensees) under the Licensed Technology, with the right to grant licenses and sublicenses through multiple tiers, solely to (i) Manufacture and have Manufactured the Compounds and Licensed Products anywhere in the world for obtaining Regulatory Approval of Licensed Products in any indications outside the Territory and Commercializing Licensed Products in any indications outside the Territory, and (ii) perform, and have performed, its obligations under any Development Plan. Neither Party nor any of its Affiliates will use or practice any Know-How or Patent Rights licensed or provided to such Party or any of its Affiliates outside the scope of or otherwise not in compliance with the rights and licenses granted to such Party and its Affiliates under this Agreement.

Section 2.6. No Inconsistent Third Party Agreements. During the Term, each Party will not, and will cause its Affiliates and Sublicensees not to, sell, license or engage in any other transaction or action relating to any (a) intellectual property or (b) any Regulatory Filing, Regulatory Approval, Marketing Authorization and all corresponding documentation, in each case ((a) and (b)), in any way that would contravene, adversely affect or be inconsistent or in conflict with the rights of the other Party or the obligations of the other Party under this Agreement, or agree to do any of the foregoing.

Section 2.7. Transfer of Licensed Know-How. [***] after the Effective Date, Company will disclose and make available to Licensee the Licensed Know-How that exists as of the Effective Date that is necessary or useful for Licensee’s Development, Manufacture or Commercialization of any Licensed Compound or Licensed Product in accordance with this Agreement. Company may make such Licensed Know-How available in such reasonable form as Company determines, including, if Company so elects, in the form such Licensed Know-How is maintained by Company. In addition, Company will provide updates throughout the Term to Licensee of any Know-How that Company or its Affiliates comes to Control that constitutes Licensed Know-How (such updates to be made reasonably promptly after any Calendar Quarter in which such Know-How comes into Control of Company or its Affiliates), and Company will (a) promptly after Licensee’s request, make available to Licensee all such Know-How in Company’s Control and not previously provided to Licensee hereunder and that is necessary or useful for Licensee’s Development, Manufacture and Commercialization of any Licensed Product in accordance with this Agreement, and (b) [***] after the initial Licensed Know-How transfer, provide Licensee with reasonable access to Company personnel involved in the Development or Manufacture of such Compound and Licensed Product, either in-person at Company’s facility or by teleconference; provided that [***]. Licensee may only use the Licensed Know-How to perform its obligations or exercise its rights under this Agreement and in accordance with the terms hereof.

Section 2.8. Compliance with Upstream Licenses. All licenses and other rights granted to Licensee under this ARTICLE II are subject to the rights and obligations of Company under the Upstream Licenses. Licensee, its Affiliates and their respective Sublicensees will comply with all applicable provisions of the Upstream Licenses, and will perform and take such actions as may be reasonably required to allow Company to comply with its obligations thereunder, including obligations relating to sublicensing, patent matters, confidentiality, reporting, audit rights, indemnification and diligence, in each case, to the extent that Company is provided a copy of such Upstream Licenses.

Section 2.9. Exclusivity.

(a) Licensee Exclusivity. During the Term and subject to the terms of this Agreement, neither Licensee nor any of its Affiliates or LianBio Affiliates will, directly or indirectly, Develop, Manufacture or Commercialize any Competitive Product anywhere in the Territory, nor collaborate with, enable or otherwise authorize, license or grant any right to any Third Party to Develop, Manufacture or Commercialize any Competitive Product anywhere in the Territory. Notwithstanding the foregoing, with respect to any LianBio Affiliate, this Section 2.9(a) will not restrict any LianBio Affiliate, directly or indirectly, by itself or for or with any Third Party, from Developing, Manufacturing, or Commercializing any compound or product that is not a SHP2 Inhibitor as a Combination with any SHP2 Inhibitor owned or controlled by a Third Party.

(b) Company Exclusivity. During the Term of this Agreement and subject to the terms of this Agreement, neither Company will, nor any of its Affiliates or [***] Affiliates will, directly or indirectly, Develop, Manufacture or Commercialize any Competitive Product anywhere in the Territory nor collaborate with, enable or otherwise authorize, license or grant any right to any Third Party to Develop, Manufacture or Commercialize any Competitive Product anywhere in the Territory. Notwithstanding the foregoing, with respect to any [***] Affiliate, this Section 2.9(b) will not restrict any [***] Affiliate, directly or indirectly, by itself or for or with any Third Party, from Developing, Manufacturing, or Commercializing any compound or product that is not a SHP2 Inhibitor as a Combination with any SHP2 Inhibitor owned or controlled by a Third Party.

(c) [***]. Neither Company, Licensee, nor any [***] Affiliate or LianBio Affiliate will be in breach of the restrictions set forth in this Section 2.9 if such Person [***]; as long as (i) no Licensed Technology or Licensee Technology is used by or on behalf of such [***] Party or its Affiliates in more than a de minimis fashion in connection with any subsequent Development, Manufacture or Commercialization of such Competitive Products, and (ii) such [***] Party institutes commercially reasonable technical and administrative safeguards to ensure the requirements set forth in the foregoing clause (i) are met, including by creating “firewalls” between the personnel working on such Competitive Products and the personnel teams charged with working on any Compound or Licensed Product or having access to data from activities performed under this Agreement or Confidential Information of the Parties.

(d) [***]. Neither Company nor Licensee will in breach of the restrictions set forth in this Section 2.9 if such Party or any of its Affiliates [***], so long as such Party (or its Affiliate) enters into a definitive agreement with a Third Party to divest such Competitive Product within twelve (12) months after [***] or terminate the further Development, Manufacture or Commercialization of such Competitive Product within [***] after [***] as long as, until the completion of [***], (i) no Licensed Technology or Licensee Technology is used by or on behalf of such Party or its Affiliates in more than a de minimis fashion in connection with any subsequent Development, Manufacture or Commercialization of such Competitive Products, and (ii) such Party institutes commercially reasonable technical and administrative safeguards to ensure the requirements set forth in the foregoing clause (i) are met, including by creating “firewalls” between the personnel working on such Competitive Products and the personnel teams charged with working on any Compound or Licensed Product or having access to data from activities performed under this Agreement or Confidential Information of the Parties.

Section 2.10. Licensee Rights to Company Combination Assets.

(a) Right of First Negotiation. If, during the Term, Company or its Affiliates obtains Control of any compound or product that Licensee or its Affiliates (or its or their respective Sublicensees) reasonably believes is necessary or useful to Develop, Manufacture or Commercialize in a Combination (a “Company Combination Asset”), then Licensee will notify Company of same, and Company will provide to Licensee a description of such Company Combination Asset together any other materials terms or information in Company’s possession regarding such Company Combination Asset that would be reasonably useful for Licensee to determine its interest therein (the “Company Combination Asset Notice”). Upon Licensee’s written request, Company shall promptly, and in any case within [***] of receipt of such request, provide any additional information in Company’s possession with respect to the Company Combination Asset reasonably requested by Licensee that is reasonably necessary to assist Licensee in making a decision as to whether it desires to exercise its rights under this Section 2.10. Licensee will have the first right to exclusively negotiate an exclusive license to Develop, Manufacture and Commercialize such Company Combination Asset in combination with the Compound and Licensed Products in the Field in the Territory, subject to the terms of this Section 2.10 (the “Company Combination Asset Transaction,” and such right, the “Company Combination Asset ROFN”). Notwithstanding anything to the contrary, “Company Combination Asset” excludes any compound or product that is Controlled by an Acquirer of Company or its Affiliates at any time during the Term.

(b) ROFN Exercise Period and Notice. Licensee will have the right, but not the obligation, for a period of [***] after receipt by Licensee of a Company Combination Asset Notice (the “ROFN Exercise Period”) to provide to Company with written notice that Licensee, or an Affiliate of Licensee, would like to enter into negotiations regarding the Company Combination Asset Transaction (a “ROFN Exercise Notice”).

(c) ROFN Negotiation Period. Upon Company’s timely receipt of the ROFN Exercise Notice, Licensee and Company will have a period of [***], unless such negotiations are earlier terminated by Licensee, to negotiate, on an exclusive basis and in good faith, the terms and conditions of such Company Combination Asset Transaction, and to enter into such a Company Combination Asset Transaction (“ROFN Negotiation Period”).

(d) ROFN Expiration. If (i) Licensee notifies Company prior to the expiration of the ROFN Exercise Period that Licensee elects not to exercise its ROFN, (ii) Licensee does not provide Company with a ROFN Exercise Notice prior to the expiration of the ROFN Exercise Period or (iii) Licensee provides Company with a ROFN Exercise Notice prior to the expiration of the ROFN Exercise Period but the Parties fail to reach a definitive agreement on the terms of the Company Combination Asset Transaction during the ROFN Negotiation Period, the ROFN will expire on the applicable expiration date (“ROFN Expiration”, with respect to (i), on the date on which Licensee notifies Company of its intent not to exercise the ROFN; with respect to (ii), on the expiration date of the ROFN Exercise Period; and with respect to (iii), on the expiration date of the ROFN Negotiation Period), and Company shall be free to pursue a Transaction with any Third Party with respect to such

Company Combination Asset, provided that the terms of such Transaction will not be, taken as a whole, more favorable to such Third Party than the last written offer proposed by Licensee during the ROFN Negotiation Period. No less than [***] prior to entering into a definitive agreement for any such Transaction with the Third Party, Company shall provide a written notice to the Licensee describing such Transaction in reasonable detail, including (A) the identity of the Third Party, and (B) a description of the financial and other material terms proposed by the Third Party. Licensee may, at its sole discretion, pursue a Company Combination Asset Transaction with respect to such Company Combination Asset in competition with the Third Party, and, in such event, Company shall negotiate with Licensee in good faith unless and until Company or its Affiliates have entered into definitive agreements with such Third Party.

(e) ROFN Renewal. Notwithstanding anything to the contrary herein, the Parties agree that the ROFN shall automatically renew if Company does not enter into a definitive agreement for the Transaction with a Third Party as described in Section 2.10(d) above within [***] after the then most-recent ROFN Expiration; provided, however, that in no event shall the ROFN extend beyond the Term.

(f) Right of First Refusal. Company hereby grants to Licensee a right of first refusal during the Term (“ROFR”) with respect to any proposed Company Combination Asset Transaction as set forth in this Section 2.10(f). If, at any time during the Term, Company receives a bona fide offer from a Third Party for, or desires itself to enter into, a Transaction (each, a “ROFR Offer”), Company will not enter into any Transaction with such Third Party without first promptly giving Licensee written notice of such ROFR Offer detailing the terms of such ROFR Offer, including (i) the identity of the Third Party offeror, (ii) a description of the financial and other material terms proposed by the Third Party offeror, including a description of the Company Combination Asset(s) subject to such ROFR Offer, and (iii) such other material terms and information regarding the ROFR Offer or Company Combination Asset(s) generated by, or on behalf of, Company and in its possession that would be reasonably useful for Licensee to determine its interest in entering into a Company Combination Asset Transaction with respect to such Company Combination Asset(s) (the “ROFR Notice”), and offer Licensee the right to step in and consummate a Company Combination Asset Transaction on substantially the same terms as the Transaction as set forth in the ROFR Offer. Upon Licensee’s written request, Company shall promptly, and in any case within [***] after receipt of such request, provide any additional information with respect to the ROFR Offer or applicable Company Combination Asset(s) reasonably requested by Licensee that would assist Licensee in making a decision as to whether it desires to exercise its rights under this Section 2.10(f). Within [***] from the receipt of the ROFR Notice (“ROFR Exercise Period”), the Licensee may exercise its ROFR by providing Company with a written notice of its intent with respect thereto (the “ROFR Exercise Notice”). Upon Licensee’s receipt of such ROFR Exercise Notice, Company shall, or shall cause its Affiliate to negotiate in good faith with the Licensee or its Affiliate(s) for a period no more than [***] from the date of the ROFR Exercise Notice, unless such negotiations are earlier terminated by Licensee (the “ROFR Negotiation Period”), the terms of a definitive agreement for such Company Combination Asset Transaction, and the Parties shall enter into the definitive agreement based on substantially the same terms as the ROFR Offer.

(g) ROFR Expiration. If (i) Licensee notifies Company prior to the expiration of the ROFR Exercise Period that Licensee elects not to exercise its ROFR, (ii) Licensee does not provide Company with a ROFR Exercise Notice within the ROFR Exercise Period or (iii) Licensee provides Company with a ROFR Exercise Notice within the ROFR Exercise Period but the Parties fail to reach a definitive agreement on the terms of the Company Combination Asset Transaction during the ROFR Negotiation Period, then the ROFR will expire on the applicable expiration date (“ROFR Expiration”, with respect to (i), on the date on which Licensee notifies Company of its intention not to exercise the ROFR; with respect to (ii), the expiration of the ROFR Exercise Period; and with respect to (iii), on the expiration date of the ROFR Negotiation Period), Company shall be free to pursue a Transaction for the Company Combination Asset with any Third Party, provided, that the terms of such Transaction with the Third Party shall not be, taken as a whole, more favorable to such Third Party than any offer from Licensee.

(h) ROFR Renewal. Notwithstanding anything to the contrary herein, the Parties agree that the ROFR shall automatically renew if Company does not enter into a definitive agreement for the Company Combination Asset with a Third Party as described in Section 2.10(g) above within [***] after the then most-recent ROFR Expiration; provided, however, that in no event shall the ROFR shall extend beyond the Term.

(i) No Definitive Obligation. The Parties agree that no contract, agreement or commitment with respect to a Company Combination Asset Transaction or any other transaction shall exist or be deemed to exist by virtue of this Section 2.10, or any other written or oral expression with respect to a Company Combination Asset Transaction or otherwise unless and until a definitive agreement related thereto has been duly executed and delivered. The Parties also agree that, unless and until such a definitive agreement has been duly executed and delivered, none of the Parties or its Affiliates or its or their respective representatives shall have any liability or obligation with respect to a Company Combination Asset Transaction or any other transaction, whether by virtue of this Section 2.10, any other written or oral expression with respect to a Company Combination Asset Transaction or otherwise, except for the obligations of the Parties expressly set forth in this Section 2.10. For purposes of this Section 2.10, the term “definitive agreement” shall not include any written or oral acceptance of any offer or bid, any term sheet or any letter of intent or other written expression of either Party’s intention to negotiate or enter into a definitive agreement.

ARTICLE III

DEVELOPMENT

Section 3.1. Development Responsibilities in General.

(a) Development Diligence. Licensee (directly, or through its respective Affiliates, Sublicensees and contractors) will use Commercially Reasonable Efforts to Develop and Commercialize the Compounds and the Licensed Products in the Field in the Territory. Without limiting the foregoing, Licensee and Company (directly, or through its respective Affiliates, Sublicensees and contractors) will use Commercially Reasonable Efforts to carry out any Development activities in the Field in the Territory assigned to such Party in accordance with the Development Plans.

(b) Development Responsibilities. Subject to the terms and conditions of this Agreement, including this ARTICLE III and Section 5.5, Licensee will have sole authority to, at its own expense, Develop the Licensed Product for the purpose of obtaining Regulatory Approval in the Field in the Territory. Licensee will be responsible for the day-to-day implementation of any Development activities for which it (or any of its Affiliates) is assigned responsibility under this Agreement (including the Development Plans) and will keep Company reasonably informed as to the progress of such activities.

Section 3.2. Development Plans.

(a) Territory-Specific Development Plan. Except for the activities allocated to Licensee under a Global Development Plan, all Development of Licensed Products in the Field for use in the Territory will be conducted pursuant to a written a development and regulatory plan (the “Territory-Specific Development Plan”), an initial draft of which is attached hereto as Exhibit E. The Territory-Specific Development Plan will contain in reasonable detail [***]. Licensee will update the Territory-Specific Development Plan not less than [***], and either Party may propose modifications to the Territory-Specific Development Plan at any time, subject in each case to approval by the JSC pursuant to Section 5.2, and the decision-making and escalation procedures set forth in Section 5.5. Once approved by the JSC, each update to the Territory-Specific Development Plan will become effective and supersede the then-current Territory-Specific Development Plan. In the event of any proposed change to the Development Plan as a result of any interaction with any Regulatory Authority, the JSC will meet as promptly as practicable to review and discuss any such proposed changes and determine an appropriate revision (if any) to the Territory-Specific Development Plan. If Licensee is delayed in performing (or fails to perform) an obligation assigned to Licensee in the Territory-Specific Development Plan as a result of Company’s failure to timely perform any of its obligations under this Agreement or the Development Plan, then the deadlines for the performance of Licensee’s obligations under the Territory-Specific Development Plan will be extended commensurate with the delay caused by Company.

(b) Global Development Plan. Company’s global Development of the Compound and Licensed Products inside and outside of the Territory will be conducted pursuant to a written global development plan (the “Global Development Plan”). Prior to[***], Company will provide to the JSC for its review and discussion the initial Global Development Plan. The Global Development Plan will include [***]. From time to time, Company may make and implement updates to the then-current Global Development Plan for the Licensed Products. To the extent such amendments (A) are material, or (B) include activities conducted in the Territory, Company will submit such proposed updates to the JSC for review and discussion before adopting such updates.

Section 3.3. Clinical Study Participation Rights.

(a) Licensee’s Phase 1b Monotherapy Option. In the event Company decides to conduct a Phase 1b Clinical Study of a Licensed Product administered as a monotherapy outside the Territory that is primarily intended to support the Development and Regulatory Approval of such Licensed Product outside the Territory (a “Phase 1b Monotherapy Study”), Licensee will have the right to request to participate in such Phase 1b Monotherapy Study by including Clinical Study sites in the Territory (with Licensee having the right to determine after considering in good faith Company’s suggestions for the Regions where such sites will be located, provided that such sites proposed by Licensee for the Regions do not materially adversely affect the overall study subject population of the Phase 1b Monotherapy Study). In the event that Licensee participates in such Phase 1b Monotherapy Study, subject to this Section 3.3(a) and Section 3.3(d), such activities to be conducted by Licensee in the Territory will be included in the Global Development Plan and the number of study subjects in the Territory that Licensee contributes to the overall enrollment of such Phase 1b Monotherapy Study shall be mutually agreed by the Parties and will reduce Licensee’s patient commitment with respect to any Phase 1b Combination Study by the actual number of study subjects that Licensee contributes to such Phase 1b Monotherapy Study.

(b) Licensee’s Phase 1b Combination Study Option. In the event Company decides to conduct a Phase 1b Clinical Study of a Licensed Product as a Combination outside the Territory that is primarily intended to support the Development and Regulatory Approval of such Licensed Product outside the Territory (each, a “Phase 1b Combination Study”), Licensee will have the right to request to participate and include Clinical Study sites in the Territory in such Phase 1b Combination Study, subject to Licensee obtaining all necessary Third Party licenses to such other Active Ingredient included in such Combination (e.g., to [***], [***], or [***]) in the Territory and Licensee’s agreement to the study design and study protocol for such Phase 1b Combination Study. In the event that Licensee participates in such Phase 1b Combination Study, subject to this Section 3.3(b) and Section 3.3(d), such activities to be conducted by Licensee in the Territory will be included in the Global Development Plan, and Licensee will support Company on such global Development for such Phase 1b Combination Study by (i) including Clinical Study sites in the Territory (with Licensee having the right to determine after considering in good faith Company’s suggestions the Regions in the Territory where the Clinical Study sites will be located, provided that [***]), (ii) being responsible for [***] and (iii) committing to enroll study subjects in the Territory as follows, unless otherwise mutually agreed:

(A)

For any Phase 1b Combination Study with respect to a Licensed Product in combination with [***], [***] or [***] (“[***]”): [***] of the total number of study subjects for such Phase 1b Combination Study for each of [***], [***] and [***], such exact number of study subjects to be mutually agreed, provided that the number of study subjects Licensee contributes will in no event be less than the minimum required by the applicable Regulatory Authority for Licensee’s Local Combination Study; and

(B)

For any Phase 1b Combination Study other than the Phase 1b Combination Studies referred to in sub-clause (A) above (i.e., for other Combination Therapies): [***] of the total number of study subjects for such Phase 1b Combination Study, such exact number of study subjects to be mutually agreed, provided that the number of study subjects Licensee contributes will in no event be less than the minimum required by the applicable Regulatory Authority for Licensee’s Local Combination Study.

(c) Licensee’s Global Study Option. In the event Company decides to conduct a Phase 2 Study or Phase 3 Study that is intended to be sufficient for filing an application for Regulatory Approval of a Licensed Product in the Field outside the Territory (each, a “Global Study”), Licensee will have the right to participate in such Global Study and include Clinical Study sites in the Territory, subject to Licensee obtaining the necessary Third Party licenses (e.g., to [***], [***], and [***], as applicable) and Licensee’s agreement to the study design and study protocol for such Global Study. In the event that Licensee participates in such Global Study, subject to this Section 3.3(c) and Section 3.3(d), such activities will be included in the Global Development Plan, and Licensee will support Company on such global development for such Global Study by (i) including Clinical Study sites in the Territory (with Licensee having the right to determine after considering in good faith Company’s suggestions the Regions in the Territory where the Clinical Study sites will be located), (ii) being responsible for [***], and (iii) committing to enroll study subjects in the Territory as follows, unless otherwise mutually agreed:

(A)

For a Global Study that is a Phase 2 Study of a Licensed Product as a Combination Therapy (a “Phase 2 Combination Global Study”) with [***] for the treatment of [***]: [***] of the total study subjects enrolled in such Phase 2 Combination Global Study, such exact number of study subjects to be mutually agreed, provided that the number of study subjects Licensee contributes will in no event be less than the minimum required by the applicable Regulatory Authority for Licensee’s Local Combination Study;

(B)

For a Phase 2 Combination Global Study with [***] for the treatment of [***]: [***] the total study subjects enrolled in such Phase 2 Combination Global Study, such exact number of study subjects to be mutually agreed, provided that the number of study subjects Licensee contributes will in no event be less than the minimum required by the applicable Regulatory Authority for Licensee’s Local Combination Study;

(C)

For a Phase 2 Combination Global Study with [***] for the treatment of [***]: up to [***] the total study subjects enrolled in such Phase 2 Combination Global Study, such exact number of study subjects to be mutually agreed, provided that the number of study subjects Licensee contributes will in no event be less than the minimum required by the applicable Regulatory Authority for Licensee’s Local Combination Study;

(D)

For a Global Study that is a Phase 3 Study of a Licensed Product as a Combination Therapy with [***], [***], or [***] for the treatment of [***]: [***] of the total study subjects enrolled with respect to each of [***], [***], and [***], such exact number of study subjects to be mutually agreed, provided that the number of study subjects Licensee contributes will in no event be less than the minimum required by the applicable Regulatory Authority for Licensee’s Local Combination Study; and

(E)

For any Global Study other than the Global Studies referred to in sub-clauses (A) – (D) above (i.e., for other indications or for other Combination Therapies): [***] of the total study subjects enrolled in a Global Study that is a Phase 2 Study, and up to [***] of the total study subjects enrolled in a Global Study that is a Phase 3 Study, such exact number of study subjects to be mutually agreed, provided that such number will not be less than the minimum required by the applicable Regulatory Authority for Licensee’s Local Combination Study.

(d) Ex-Territory Partnership. In each case of a Phase 1b Monotherapy Study, Phase 1b Combination Study or any Global Study, upon Licensee’s request to participate in such study, Company and Licensee will meet and discuss in good faith Licensee’s participation and following such discussion, Licensee will be permitted to participate in such study; provided that, if at any time prior to the initiation of such study, Company (i) [***], or (ii) enters into a license, collaboration or other similar arrangement with a Third Party (an “Ex-Territory Partner”) for the Development, Manufacture and Commercialization of the Compound and Licensed Product in any of (A) [***], (B) [***] or (C) [***], then, in each case of (i) or (ii), Licensee’s right to participate in such study will be subject to [***]; provided, however, [***].

(e) Study Design and Protocol. Company will determine the study design and study protocol for any Phase 1b Combination Study and Global Study, provided that, to the extent that Licensee participates in any such Phase 1b Combination Study or Global Study, the Parties will agree on such study design and study protocol; provided further, that Licensee will have the right to determine which patient types to enroll in the Territory for such Phase 1b Combination Study or Global Study in which Licensee participates. In the event Licensee and Company mutually agree that for any Phase 1b Combination Study or Global Study, Licensee’s participation in any such Phase 1b Combination Study or Global Study will exceed the maximum percentage of total study subjects for such Phase 1b Combination Study or Global Study as set forth in this Section 3.3 (the “Study Subject Cap”), Company will reimburse Licensee for [***], in each case, [***] in excess of the Study Subject Cap for such Phase 1b Combination Study or Global Study in the Territory.

(f) Company’s Local Combination Study Option.

(i) In the event Licensee, its Affiliates or Sublicensees intends to conduct Clinical Studies that are primarily intended to support the Development or Regulatory Approval of the Compound and Licensed Products as a Combination in the Territory (each, a “Local Combination Study”), Licensee will notify Company reasonably in advance of (and in no event less than [***] prior to) the initiation of such Local Combination Study and provide Company with the study design, study protocol, study budget, and anticipated study initiation date (such notice, a “Local Combination Study Notice”). Upon Company’s receipt of such Local Combination Study Notice, Company will have the option (the “Local Combination Study Option”) to, exercisable prior to the anticipated study initiation date, obtain a sublicensable (through multiple tiers) license and right of reference to Local Combination Study data and Regulatory Filings and Regulatory Approvals containing such Local Combination Study data (the “Local Combination Study Data”) for use in Developing, Manufacturing or Commercializing the Compound and Licensed Products in the Field outside the Territory by agreeing to be responsible for [***] for such Local Combination Study, which costs Company will pay to Licensee quarterly in arrears within [***] of receipt of invoice therefor by Company.

(ii) If Company did not elect or elected not to participate in a Local Combination Study prior to initiation of such Local Combination Study, but Company later desires to obtain such license and right of reference to the Local Combination Study Data, then Company will have the option to obtain such license and right of reference to such Local Combination Study Data subject to Company (A) reimbursing Licensee for [***] for such Local Combination Study [***] and (B) paying Licensee a royalty equal to [***] of the Net Sales of any Combination for which Company, its Affiliates, licensees or Sublicensees receives Regulatory Approval outside the Territory relying on such Local Combination Study Data in accordance with Section 6.2(b), Section 6.2(c) and Section 6.4 through Section 6.8, mutatis mutandis. Licensee will provide to Company a summary of the results of such Local Combination Study Data reasonably requested by Company solely to help Company determine whether or not it wants to pay for such license and right of reference to such Local Combination Study Data.

(g) Clinical Trial Audit Rights.

(i) Upon reasonable notification by Company and at Company’s cost and expense, and based on an audit scope agreed upon by the Parties, Company or its representatives may conduct an audit of Licensee, its Affiliates, or, to the extent permitted under the Licensee’s applicable agreements, Licensee’s Sublicensees, subcontractors and all Clinical Study sites engaged by Licensee or its Affiliates or Sublicensees to perform Licensee’s obligations under any Global Development Plan to ensure that the applicable global Clinical Studies are conducted in compliance with the Global Development Plan, GCP, and applicable Law and meet Company’s global Clinical Study standards provided by Company from time to time during the Term. [***]. No later than [***] after preparing or receiving the audit report, Company will provide Licensee with a written summary of Company’s findings of any deficiencies or other areas of remediation that Company identifies during any such audit. Licensee will use reasonable efforts to remediate any deficiencies identified in an audit report (whether the audit is conducted by Company or Licensee) within [***] (or a reasonably longer, mutually agreed period (not to exceed [***]) depending upon the deficiencies) following Licensee’s receipt of such report, at Licensee’s cost and expense. Without limiting the foregoing, Licensee will have the right to be present at any such audit conducted by Company pursuant to this Section 3.3(g) of any Sublicensees, subcontractors, or Clinical Study sites.

(ii) With respect to any global Clinical Study, if either Party reasonably determines that any deficiencies with respect to a Clinical Study site identified pursuant to Section 3.3(g) (each, a “Deficient Site”) may cause a Regulatory Authority to reject or otherwise deem deficient the Clinical Study data from the conduct of any such global Clinical Study at such Deficient Site, or if the any such deficiencies are not remediated within the time period for remediation specified in Section 3.3(g)(i), then such Party will notify the other Party of such Deficient Site and the Parties will discuss, attempt to agree upon, and implement a remediation plan for such Deficient Site. If the Parties do not agree to such a remediation plan for a Deficient Site that is participating in a global Clinical Study, then [***].

(iii) Licensee will provide Company with copies of all quality oversight or audit reports prepared in connection with any audit that Licensee or its Affiliates or Sublicensees conduct of any Sublicensee, subcontractor or Clinical Study site that Licensee or its Affiliates or Sublicensees have engaged or are evaluating to potentially engage to fulfill Licensee’s obligations under a Global Development Plan no later than [***] after receiving or preparing any such report (as applicable). If Company believes in good faith that any such quality oversight or audit report may be necessary in connection with obtaining, supporting or maintaining one or more Regulatory Approvals for a Licensed Product or for other communications with Regulatory Authorities outside of the Territory, then upon Company’s request, Licensee will provide a certified translation thereof [***].

Section 3.4. Development Records and Reporting.

(a) Records. Licensee will maintain complete and accurate records of all work conducted by Licensee in furtherance of seeking Regulatory Approval for the Licensed Product in the Field in the Territory. Such records will be maintained in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes and in accordance with applicable Laws.

(b) Reporting. Licensee will provide to Company a written report at least [***], in English, describing in reasonable detail Licensee’s activities and progress related to the pursuit of Regulatory Approval for the Licensed Product in the Field in the Territory. Licensee will respond to Company’s reasonable questions or requests for additional information relating to such activities in a timely manner.

Section 3.5. Development Costs. Except as set forth in Section 3.3 and this Section 3.5, [***] [***]. Promptly after [***], the Parties will conduct an accounting and reconciliation of all expenses incurred by both Parties in relation to such Development activities and each Party will only be obligated to reimburse the other Party for any costs or expenses it incurs in connection with CMC activities solely to the extent within [***] of the amounts for the performance of such activities set forth in the Territory-Specific Development Plan and the budget provided by Company with respect to such CMC activities. The Parties will make a balancing payment to reflect the foregoing cost-sharing principles no later than [***] following receipt of invoice from the applicable Party.

Section 3.6. Regulatory Submissions and Approvals; Communications; Meetings.

(a) Regulatory Filings and Approvals. Licensee, or its relevant Affiliates or Sublicensees, will have the sole and exclusive right to file and hold all Regulatory Filings, and to apply for and maintain all Regulatory Approvals and Pricing and Reimbursement Approvals, in each case for all Licensed Products in the Field in the Territory at Licensee’s cost and expense in the name of Licensee or any of its Affiliates and Sublicensees; provided that (i) the Parties will use good faith efforts to cooperate to effectuate this Section 3.6(a), and (ii) in the event that after the Parties’ use of good faith efforts, Licensee, its Affiliate, or Sublicensee is unable to become the legal and beneficial owner of the Regulatory Approvals for the Licensed Products in the Field in the Territory in order to exercise its rights and perform its obligations under this Agreement, (A) Company will be the legal and beneficial owner of the Regulatory Approvals for Licensed Products in the Field in the Territory, (B) Company hereby designates Licensee or its Affiliates or Sublicensees as Company’s regulatory agent and exclusive general distributor for the Licensed Products in the Field in the Territory, and (C) to the extent later permitted by applicable Laws, Company will promptly cooperate with Licensee and its Affiliates and Sublicensees, including transferring and assigning all Regulatory Approvals and Regulatory Filings to Licensee or its Affiliates or Sublicensees, to allow Licensee or its Affiliates or Sublicensees to be the legal and beneficial owner of all Regulatory Approvals for Licensed Products in the Field in the Territory. Subject to the terms and conditions of this Agreement, Licensee will be responsible, at its sole cost and expense, for all regulatory activities leading up to and including the obtaining of Regulatory Approvals and any pricing or reimbursement approvals, as applicable, for Licensed Products in the Field from Regulatory Authorities or Governmental Authorities in the Territory, provided that, Licensee will conduct such activities (and any and all regulatory activities delegated to Licensee in this Agreement) (1) in its own name, if Licensee is the legal and beneficial owner of the Regulatory Approvals for the Licensed Products in the Field in the Territory, or (2) as the express and authorized regulatory agent of record for Company in the Field in the Territory, if Company is the legal and beneficial owner of the Regulatory Approvals for the Licensed Products in the Field in the Territory, under which situation such actions will be taken on behalf of Company and for the benefit of Licensee in the Field in the Territory.

(b) Regulatory Communications. Subject to applicable Laws and this Section 3.5, Licensee will oversee, monitor and manage all interactions and communications with Regulatory Authorities with respect to the Licensed Products in the Field in the Territory. Licensee will have final decision-making authority regarding all regulatory activities in the Field in the Territory, including the labeling strategy and the content of Regulatory Filings for Licensed Products, subject to the terms and conditions of this Agreement. Licensee will promptly notify Company of all material communications or correspondence with Regulatory Authorities with respect to the Licensed Product in the Field in the Territory that are received by Licensee from any Regulatory Authority or submitted by Licensee to any Regulatory Authority.

(c) Regulatory Meetings. Until such time as Licensee obtains Regulatory Approval for the Licensed Product in the Field in the Territory, to the extent legally permissible and practicable, Licensee will provide Company with reasonable prior written notice of all material meetings with Regulatory Authorities (including advisory committee meetings and any other meeting of experts convened by a Regulatory Authority) regarding the Licensed Product if permitted by applicable Laws or the Regulatory Authority. Company will have the right to request to be present at (but not to participate in, unless requested by Licensee or the Regulatory Authority) all such meetings with Regulatory Authorities to the extent permitted under applicable Laws, at Company’s sole cost and expense, and Licensee will consider any such request in good faith.

(d) Termination or Suspension of Clinical Studies. Notwithstanding anything to the contrary in this Agreement or the Pharmacovigilance Agreement, the Parties hereby agree that Licensee may terminate or suspend any Clinical Study relating to the Licensed Product in the Field in the Territory, and Company may terminate or suspend any Global Study, without the approval or consent of the JSC or the other Party, if (i) a Regulatory Authority, institutional review board or safety data review board for such Clinical Study has required or recommended such termination or suspension or (ii) following review and discussion with the JSC, the Party seeking such termination believes in good faith that such termination or suspension is warranted because of observed safety risks to the study subjects. In either case, such Party will promptly notify Company in writing of such termination or suspension.

(e) Regulatory Investigation or Inquiry. If any Regulatory Authority (i) contacts Licensee or its Affiliate with respect to the alleged improper Development, Manufacture, or Commercialization of any Licensed Product, (ii) conducts, or gives notice of its intent to conduct, an inspection at Licensee’s or its Affiliate’s facilities used in the Development of the Licensed Product, or (iii) takes, or gives notice of its intent to take, any other regulatory action with respect to any activity of Licensee or its Affiliate that could reasonably be expected to adversely affect any Development, Manufacture, or Commercialization activities with respect to the Licensed Product outside of the Territory, then Licensee will promptly notify Company in writing of such contact, inspection or notice.

Section 3.7. Delivery of Documentation. From time-to-time during the Term, upon a Party’s reasonable request, the other Party will promptly provide requesting Party with copies of all data and information (including communications with Regulatory Authorities, existing Regulatory Filings, and clinical and pre-clinical data and supporting documentation, in each case, in the form such data and information is maintained) relating to Licensed Products that are (i) Controlled by and in the possession of the other Party, its Affiliates or its Sublicensees and (ii) necessary or reasonably useful to support the requesting Party’s Development, Manufacture or Commercialization of, or Regulatory Approval or Marketing Authorization for, Licensed Products, in the case that Licensee is the requesting Party, in Field and the Territory, and in the case that Company is the requesting Party, outside the Territory. Notwithstanding the foregoing or anything else herein, Company may only use the Local Combination Study Data if Company has exercised its Local Combination Study Option.

Section 3.8. Development of the Licensed Products outside the Territory. Company retains the exclusive right and will be solely responsible and have sole discretion and control over the Development activities (including regulatory activities) of the Licensed Products anywhere in the world, other than in Territory. Company will, in its sole discretion, oversee, monitor and manage all interactions and communications with Regulatory Authorities with respect to such Licensed Products outside of the Territory. Company will have final decision-making authority regarding all regulatory activities, including the labeling strategy and the content of Regulatory Filings with respect to such Licensed Products outside of the Territory.

Section 3.9. No Harmful Actions. Each Party will promptly notify the other Party of all material communications or correspondence with Regulatory Authorities with respect to the Licensed Product in such Party’s territory that are (a) received by such Party, its Affiliates, Sublicensees or other licensees (to the extent that such Party has the right to disclose such material communications or correspondence of other licensees and provided that such Party uses commercially reasonable efforts to obtain such right from such other licensees) from any Regulatory Authority or submitted by such Party, its Affiliates or other licensees to any Regulatory Authority and (b) would reasonably be expected to impact the other Party’s Development, Manufacture or Commercialization of the Licensed Products in the Field in the other Party’s territory. In the event either Party or its Affiliates’ or Sublicensees or other licensees’ Development activities (including regulatory activities) of the Licensed Product such Party’s territory would reasonable be expected to materially adversely impact the other Party’s Development, Manufacture or Commercialization of the Licensed Products in the Field in the other Party’s territory, to the extent such Party has knowledge of such Development activities, such Party will give the other Party reasonable advance notice of any such activities prior to undertaking such activities.

Section 3.10. Pharmacovigilance. Within [***] after the Effective Date, the Parties will negotiate in good faith and finalize the actions that the Parties will employ with respect to the Licensed Product to protect patients and promote their well-being in a written pharmacovigilance agreement (the “Pharmacovigilance Agreement”). These responsibilities will include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of Adverse Event reports and any other information concerning the safety of any Licensed Product, including recall and withdrawal responsibilities, processes and procedures. Such guidelines and procedures will be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under applicable Laws. Furthermore, such agreed procedure will be consistent with relevant ICH guidelines, except where said guidelines may conflict with existing local regulatory reporting safety reporting requirements, in which case local reporting requirement will prevail. Licensee will be responsible for reporting quality complaints, Adverse Events and safety data related to the Licensed Product in the Field to applicable Regulatory Authorities in the Territory, as well as responding to safety issues and to all requests of Regulatory Authorities relating to Licensed Products in the Field in the Territory. Company will be responsible for reporting quality complaints, Adverse Events and safety data related to Licensed Product to applicable Regulatory Authorities outside the Territory, as well as responding to safety issues and to all requests of Regulatory Authorities relating to Licensed Product outside the Territory. The Pharmacovigilance Agreement will also provide for a worldwide safety database to be maintained by Company at its sole cost and expense, which worldwide safety database will be accessible by Licensee and its Affiliates, Sublicensees and contractors to the full extent necessary for Licensee to exercise its rights under this Agreement, comply with its obligations under this Agreement and comply with all applicable Laws. Each Party hereby agrees to comply with its respective obligations under such Pharmacovigilance Agreement and to cause its Affiliates and Sublicensees and contractors to comply with such obligations.

ARTICLE IV

MANUFACTURE, SUPPLY AND COMMERCIALIZATION

Section 4.1. Supply Agreement. Within [***] following the JSC’s adoption of the Development Plan, the Parties will negotiate in good faith and enter into a supply agreement for the Manufacture and supply of clinical quantities of Licensed Products by Company to Licensee for use

solely in connection with Clinical Studies of Licensed Products in the Field in the Territory (the “Clinical Supply Agreement”) and, within [***] prior to the date Licensee anticipates its First Commercial Sale in the Territory, a supply agreement for the Manufacture and supply of commercial quantities of Licensed Products by Company to Licensee for the commercial sale and distribution of Licensed Products in the Field in the Territory (the “Commercial Supply Agreement” and, together with the Clinical Supply Agreement, the “Supply Agreements”). Unless otherwise agreed or required by applicable Laws, the Supply Agreements will specify that (a) Company will (or will cause its Affiliates to) Manufacture and supply, and Licensee will exclusively purchase from Company, all of Licensee’s, its Affiliates’ and Sublicensees’ needs for the Licensed Products for the Development or Commercialization (as applicable) in the Field in the Territory in their finished form and at a price equal to (a) under the Clinical Supply Agreement, [***] of the Company’s Fully Burdened Manufacturing Cost and (b) under the Commercial Supply Agreement, [***] of the Company’s Fully Burdened Manufacturing Cost. The Supply Agreements will include (i) an obligation for the Company to supply Licensed Products that (A) are compliant with all requirements of the applicable Regulatory Authority(ies) and applicable Laws and (B), for a given vial, will come from the drug substance Manufactured by or on behalf of Company; and (ii) other mutually acceptable, customary supply terms consistent with supply agreements between collaboration partners, including [***]. Notwithstanding the foregoing, the Supply Agreement will further specify that if Company or its Affiliate engages a CMO for the Manufacture and supply of the Licensed Products and the Fully Burdened Manufacturing Cost for such CMO to Manufacture and supply the Licensed Products is lower than the price charged by Company to Manufacture and supply Licensed Products under the Supply Agreement, or Company or its Affiliate is not then Manufacturing Licensed Products in clinical or commercial quantities (as applicable), then (x) Company will inform Company of such CMO, and (y), at Company’s election, Company will either (i) reduce the price to Manufacture and supply Licensed Products under the Supply Agreement to match such CMO’s Fully Burdened Manufacturing Cost, or (ii) use [***]to provide, or cause such CMO to provide, an opportunity to engage such CMO for the Manufacture and supply of Licensed Products to Licensee on substantially the same terms as those provided or proposed to be provided to Company or its Affiliates (in which case the exclusivity obligations described in the foregoing clause (a) will not apply with respect to such CMO); provided, if Licensee fails to secure such Manufacture and supply from such CMO, then Company will use [***] to purchase the applicable Manufacturing services from such CMO and will supply such Licensed Products to Licensee on substantially the same terms as those provided by such CMO to Company or its Affiliate, as applicable.

Section 4.2. Two-Invoice Policy. The Parties agree that in the event, under the Two-Invoice Policy and tendering policies and applicable Laws in a given province in the PRC, neither Licensee nor any of its Affiliates can, based on their existing qualifications, distribute the Licensed Products for such province directly or indirectly to its distributors for the PRC, then, the Parties will use Commercially Reasonable Efforts to discuss in good faith alternative arrangements for the distribution of the Licensed Product in such province that complies with the Two-Invoice Policy as implemented in such province and that maintains the economic interests of the Parties as agreed under this Agreement.

Section 4.3. Audit by Licensee. Company will keep any and all records, materials and documents relating to the Manufacture of the Compound and Licensed Products during the Term and [***] thereafter. During the Term, Licensee will have the right [***] to have an independent, certified public accountant, selected by Licensee and reasonably acceptable to Company to inspect such records, materials and documents for the purpose of determining the accuracy of the Fully Burdened Manufacturing Cost due within the prior [***] period. Such audit may not be conducted more than [***] and will take place at the location(s) where such records, materials, documents are maintained by Company upon reasonable prior written notice, during regular business hours and under obligations of confidentiality. If it is determined that any amounts were overpaid or underpaid during such period, Company will pay Licensee such overpaid amounts, or Licensee will pay Company the overpaid amounts within [***] of the date the independent certified public accountant’s written report is received by the paying Party. The fees charged by such independent certified public accountant will be paid by Licensee, unless it is determined that any overpaid amounts exceed [***] of the total amount payable by Licensee to Company for the period then being audited, in which case Company will be responsible for the fees charged by such independent certified public accountant.

Section 4.4. Manufacture Technology Transfer Option. At any time after the Effective Date, upon Licensee’s written notice to Company, (a) the license granted to Licensee by Company under Section 2.1(a) will include the right for Licensee to Manufacture the Licensed Products in the Field in the Territory, solely for use and sale by Licensee, its Affiliates or its Sublicensees of Licensed Products in the Field in the Territory, (b) the Parties will discuss in good faith modifications to this Agreement to cover Licensee’s Manufacturing of the Compound and the Licensed Products in the Field in the Territory, (c) the Parties will discuss in good faith and prepare a technology transfer plan pursuant to which Company will (i) provide access, and transfer, to Licensee the Licensed Know-How Controlled by Company or its Affiliates that is necessary or reasonably useful for Licensee to Manufacture the Compound and the Licensed Products in the Field in the Territory, and (ii) provide all other reasonably necessary assistance and services to Licensee (at Licensee’s sole cost) to enable Licensee to Manufacture the Compound and Licensed Products in substantially the same manner as Company or its Affiliates or CMOs (as applicable) Manufactures the Compound and the Licensed Product for Licensee; and (d) following agreement on such plan, Company will perform and execute the technology transfer plan in accordance with its terms.

Section 4.5. Commercialization.

(a) Commercialization Diligence. Upon receipt of the Marketing Authorization for a Licensed Product in the Field in a given Region in the Territory, Licensee (directly, or through its Affiliates, Sublicensees or contractors) will [***] Commercialize such Licensed Product in the Field in such Region in the Territory. Licensee will be solely responsible for, at its expense, and will have sole discretion with respect to, Commercializing the Licensed Product in the Field in the Territory.

(b) Reporting Obligations. Licensee will report to Company in writing, on a [***], beginning with the Calendar Year following the first Regulatory Approval of a Licensed Product in the Field in the Territory (for the period ending December 31 of the prior Calendar Year), summarizing in reasonable detail Licensee’s Commercialization activities for such Licensed Product performed to date (or updating such report for activities performed since the last such report was given hereunder, as applicable). In addition, Licensee will provide Company with written notice of the First Commercial Sale of each Licensed Product in the Field in the Territory as soon as reasonably practicable after such event; provided, however, that, Licensee will inform Company of such event prior to public disclosure of such event by Licensee.

(c) Trademarks.

(i) Licensee will have the right to brand the Licensed Products in the Field in the Territory using Licensee related Trademarks and any other Trademarks and trade names it determines appropriate for the Licensed Products, which branding may vary by Region or within a Region. Licensee will own all rights in such Trademarks and register and maintain such Trademarks in the countries and regions within the Territory, where and how it determines appropriate.

(ii) Licensee will also have the right to brand the Licensed Products in the Field and in the Territory using the Licensed Marks, and Licensee will comply with Company’s reasonable trademark usage guidelines in effect from time to time as provided by Company. Company will own and retain all rights to the Licensed Marks (together with all goodwill associated therewith) in the Territory, and will prepare, file, prosecute and maintain all Licensed Marks in the Territory at its own expense; provided, however, Company will provide to Licensee copies of all applications, submissions, communications, and correspondence intended to be sent to, sent to or received by Governmental Authorities or Third Parties in connection with such filing, prosecution, and maintenance of the Licensed Marks in the Territory so that Licensee may review and comment thereon (which will be provided with sufficient advanced notice so that Licensee may meaningfully review and comment, to the extent practicable), and will incorporate any reasonable comments provided by Licensee with respect to such applications, submissions, communications, or correspondence. Subject to terms and conditions of this Agreement, Company will grant and hereby grants a non-exclusive, sublicensable (subject to Section 2.2), fully paid-up, royalty free, non-transferrable (subject to Section 14.1(a)) license under the Licensed Marks for Licensee to Commercialize the Licensed Products in the Field in the Territory. Licensee shall comply with Company’s guidelines on the use and display of the Licensed Marks and quality control instructions.

(iii) Diversion. Subject to applicable Law, each Party hereby covenants and agrees that (A) it and its Affiliates will not, and it will contractually obligate (and use Commercially Reasonable Efforts to enforce such contractual obligation) its licensees, Sublicensees and contractors not to, directly or indirectly, actively promote, market, distribute, import, sell or have sold any Licensed Product, including via the Internet or mail order, to any Third Party or to any address or Internet Protocol address or the like, in the other Party’s territory, and (B) neither Party will engage, nor permit its Affiliates, Sublicensees or contractors to engage, in any advertising or promotional activities relating to any Licensed Product for use directed primarily to customers or other buyers or users of such product located in any country, Region or jurisdiction in the other Party’s territory, or solicit orders from any prospective purchaser located in any country, Region or jurisdiction in the other Party’s territory. Notwithstanding the foregoing, nothing in this Section 4.5(c)(ii), will prevent Company, its Affiliates and licensees from undertaking, or having undertaken, any of the foregoing activities with respect to any Licensed Product outside of the Field in the Territory.

(d) No Violation. Notwithstanding anything to the contrary contained herein, Licensee (including its Affiliates, Sublicensees and contractors) will not be obligated to undertake or continue any Commercialization activities with respect to Licensed Products if Licensee (or its Affiliates, Sublicensees or contractors, as applicable) reasonably determines that performance of such Commercialization activity would violate applicable Laws or infringe any Third Party Patent Rights.

ARTICLE V

GOVERNANCE; JOINT STEERING COMMITTEE

Section 5.1. Formation; Purposes and Principles. As soon as practicable following the Effective Date (but in no event later than [***] after the Effective Date), Company and Licensee will form a joint steering committee (the “JSC”) to provide oversight and to facilitate information sharing between the Parties with respect to the activities of the Parties under this Agreement.

Section 5.2. Specific Responsibilities. In addition to its overall responsibility to provide strategic oversight and to facilitate information sharing between the Parties with respect to the activities of the Parties under this Agreement, the JSC will:

(a) coordinate and share information with respect to the Development and Commercialization of the Licensed Product by Licensee in the Territory;

(b) keep each Party reasonably informed of the other Party’s Development and Commercialization activities and interactions with Regulatory Authorities in the other Party’s territory, by receiving updates from the Party conducting such activities [***]; attempt to resolve in the first instance all matters between the Parties that are in dispute, in accordance with Section 5.5 and Section 13.1;

(c) review and approve the Territory-Specific Development Plan and any proposed amendments thereto

(d) review and discuss the initial Global Development Plan, and each update thereto;

(e) review and discuss whether to allocate to Licensee any activities under the Global Development Plan and the allocation thereof;

(f) review, discuss and determine matters that may have a material adverse impact upon the regulatory status of the Licensed Products pursuant to Section 3.9;

(g) review and approve of any proposed publication of the results of Development or Commercialization carried out on the Licensed Product by either Party; and

(h) perform such other functions as are assigned to it in this Agreement or as appropriate to further the purposes of this Agreement to the extent agreed to in writing by the Parties.

Section 5.3. Membership. The JSC will be composed of a total of [***] representatives of each Party, which will be appointed by each of Company and Licensee, respectively. Each individual appointed by a Party as a representative to the JSC will be an employee of such Party with sufficient seniority within the applicable Party to provide meaningful input and make decisions arising within the scope of the JSC’s responsibilities, and have knowledge and expertise in the Development and Commercialization of compounds and products similar to the Compound and Licensed Products under this Agreement. The JSC may change its size from time to time by consent of its members, provided that the JSC will consist at all times of an equal number of representatives of each Party, unless otherwise agreed by the Parties in writing. Each Party may replace any of its JSC representatives at any time upon written notice to the other Party, which notice may be given by e-mail, sent to the other Party’s co-chairperson. The JSC will be co-chaired by one designated representative of each Party. The co-chairperson of the JSC will cast its Party’s vote on the JSC and such designee will have the authority to make decisions on behalf of such Party. Each co-chairperson will alternate being responsible for each meeting for (a) calling and conducting meetings, (b) preparing and circulating an agenda in advance of each meeting; provided, however, that the applicable co-chairperson will include any agenda items proposed by either Party on such agenda, (c) preparing minutes of each meeting that reflect the material decisions made and action items identified at such meetings promptly thereafter, and (d) sending draft meeting minutes to each member of the JSC for review and approval within [***] after each JSC meeting. Meeting minutes issued in accordance with clause (d) of this Section 5.3 will be deemed approved unless one or more members of the JSC objects to the accuracy of such minutes within [***] of receipt. The Alliance Managers will work with the chairpersons to prepare and circulate agendas and to ensure the preparation and approval of minutes. Each JSC representative will be subject to confidentiality obligations no less stringent than those in ARTICLE VIII.

Section 5.4. Meetings; Reports. The JSC will hold meetings at least [***] during the Term for so long as the JSC exists, unless the Parties mutually agree in writing to a different frequency. No later than [***] prior to any meeting of the JSC (or such shorter time period as the Parties may agree), the applicable co-chairperson will prepare and circulate an agenda for such meeting. Either Party may also call a special meeting of the JSC by providing at least [***] prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party will work with the applicable co-chairperson of the JSC and the Alliance Managers to provide the members of the JSC no later than [***] prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision on the matters to be considered. The JSC may meet in person or by audio or video conference as its representatives may mutually agree. Other representatives of the Parties, their Affiliates, or Third Parties involved in the Development, Manufacture, or Commercialization of Licensed Products may be invited by the members of the JSC to attend meetings as non-voting observers; provided, however, that such representatives are subject to confidentiality obligations no less stringent than those set forth in ARTICLE VIII. No action taken at a meeting will be effective unless at least [***] representative of each Party (which representative is not such Party’s Alliance Manager) is present or participating. Neither Party will unreasonably withhold attendance of at least one representative of such Party at any meeting of the JSC for which reasonable advance notice was provided.

Section 5.5. Decision-Making; Escalation to Senior Officers. The Parties will endeavor in good faith and in compliance with this Agreement to reach unanimous agreement with respect to all matters within the JSC’s authority. Each Party’s representatives on the JSC will collectively have one vote, (the “Party Vote”) and no action or decision will be taken by the JSC without unanimous Party Vote (i.e., the affirmative Party Vote of each Party), which will be documented by a written consent signed by each Party’s co-chairperson. Should the JSC not be able to reach agreement with respect to a matter at a duly called meeting of the JSC, either Party may refer such matter to the Senior Officers for resolution, and the Senior Officers will attempt to resolve the matter in good faith. If the Senior Officers fail to resolve such matter within [***] after the date on which the matter is referred to the Senior Officers (unless a longer period is agreed to by the Parties), then, [***]. The status quo with respect to any matter that is not subject to a Party’s final decision-making authority, and is not resolved at the JSC or by escalation to the Senior Officers as described above, will remain in effect until the Parties mutually otherwise agree or exercise their respective right to submit the dispute for final resolution in accordance with Section 13.1. Notwithstanding any provision of this ARTICLE V to the contrary, the JSC will not have the authority to amend the terms or conditions of this Agreement.

Section 5.6. Alliance Managers.

(a) Appointment. Each Party will appoint a person to oversee interactions between the Parties for all matters related to the Development and Commercialization of Licensed Products between meetings of the JSC (each, an “Alliance Manager”). The Alliance Managers will have the right to attend all meetings of the committees as non-voting participants and may bring to the attention of the JSC any matters or issues either Alliance Manager reasonably believes should be discussed and will have such other responsibilities as the Parties may mutually agree in writing. Each Party may replace its Alliance Manager at any time or may designate different Alliance Managers with respect to Development and Commercialization matters, respectively, by notice in writing to the other Party.

(b) Responsibility. The Alliance Managers, if appointed, will have the responsibility of creating and maintaining a constructive work environment within the JSC and between the Parties for all matters related to this Agreement. Without limiting the generality of the foregoing, each Alliance Manager will:

(i) provide a single point of communication within the Parties’ respective organizations and between the Parties with respect to this Agreement;

(ii) coordinate cooperative efforts, internal communications and external communications between the Parties with respect to this Agreement; and

(iii) take such other steps as may be required to ensure that meetings of the JSC occur as set forth in this Agreement, that procedures are followed with respect to such meetings (including working with the co-chairpersons with respect to the giving of proper notice and the preparation and approval of minutes) and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

ARTICLE VI

FINANCIAL PROVISIONS

Section 6.1. Upfront Payment; Milestone Payments.

(a) Upfront Payment. Subject to the terms and conditions of this Agreement, Licensee will pay Company a non-refundable, non-creditable, and not subject to set-off payment in the amount of Eight Million U.S. Dollars (US$ 8,000,000), which upfront payment will be due and payable to Company within [***] following the Effective Date.

(b) Development Milestone Payment. During the Term, Licensee will notify Company in writing of the achievement by or on behalf of Licensee, its Affiliates or Sublicensees of any milestone event set forth in this Section 6.1(b) (each, a “Development Milestone Event”) promptly after the occurrence thereof, and Licensee will pay Company a non-refundable, non-creditable milestone payment set forth in the tables below (each, a “Development Milestone Payment”) within [***] of the achievement of such milestone event by Licensee, its Affiliates or any Sublicensees. Each of the milestone payments set forth in this Section 6.1(b) is payable only upon the first achievement of such milestone by the first Licensed Product to achieve such Development Milestone Event, and none of the Development Milestone Payments will be payable more than once regardless of how many times such Development Milestone Event is achieved.

Development Milestone Event	Development Milestone Payment (in Dollars)
1. [***]	[***	]
2. [***]	[***	]
3. [***]	[***	]
4. [***]	[***	]

Total	[***	]

(c) Sales Milestone Payments. During the Term, Licensee will notify Company in writing of its achievement of each of the sales milestones below within [***] after the end of the calendar quarter in which the cumulative Net Sales of all Licensed Products in the Territory first exceed the indicated Dollar value (each, a “Sales Milestone Event”). Licensee will pay to Company each of the milestone payments set forth below within [***] of providing notice of each Sales Milestone Event (each, a “Sales Milestone Payment”). Each of the milestone payments set forth in this Section 6.1(c) is payable only upon the first achievement of such milestone by the first Licensed Product to achieve such Sales Milestone Event and none of the Sales Milestone Payments will be payable more than once regardless of how many times such Sales Milestone Event is achieved.

Sales Milestone Event	Sales Milestone Payment (in Dollars)
1. [***]	[***	]
2. [***]	[***	]
3. [***]	[***	]
4. [***]	[***	]
5. [***]	[***	]

Total	[***	]

Section 6.2. Royalties.

(a) Royalty Rate. Subject to the terms and conditions of this Agreement, during the Royalty Term, Licensee will pay to Company a royalty on the Net Sales of all Licensed Products in the Territory that is the product of the aggregate annual Net Sales of all Licensed Products in the Territory and the applicable royalty rate in the following table, subject to the provisions of Section 6.4.

Portion of the Annual Net Sales of the Licensed Products	Royalty Rate
1. [***]	[***	]
2. [***]	[***	]
3. [***]	[***	]
4. [***]	[***	]

5. [***]	[***	]

(b) Royalty Term. Royalties will be due under this Section 6.2 with respect to a given Licensed Product in a given Region in the Territory during the period commencing upon the First Commercial Sale of such Licensed Product in a specified Region and ending upon the latest of (i) the expiration of the last-to-expire Valid Claim of a Licensed Patent Covering [***] such Licensed Product in such Region, (ii) the expiry of the applicable Regulatory Exclusivity for such Licensed Product in such Region; or (iii) the [***] anniversary of the First Commercial Sale of such Licensed Product in such Region (such period, the “Royalty Term”).

(c) Royalty Payments and Reports.

(i) Prior to the First Commercial Sale of any Licensed Product, Licensee shall deliver reports to Company annually, within [***] after the end of each Calendar Year, containing information described in Section 6.3(c) concerning the immediately preceding Calendar Year as further.

(ii) Licensee shall report to Company the date of First Commercial Sale of a Licensed Product within [***] of occurrence in each country.

(iii) Within [***] following the end of each Calendar Quarter, following the First Commercial Sale of a Licensed Product, Licensee shall furnish to Company a written report for the Calendar Quarter showing the Net Sales of Licensed Product sold by Licensee, its Affiliates and Sublicensees in the Territory during such Calendar Quarter and the royalties payable under this Agreement for such Calendar Quarter. Such written report shall include the number of Licensed Products sold by Licensee, its Affiliates and Sublicensees in each country, the gross sales of Licensed Product on a country-by-country and Licensed Product-by-Licensed Product basis, an itemized calculation of any deductions taken from such gross sales to arrive at Net Sales for the applicable Calendar Quarter and the calculation of the amount of royalty payment due on such Net Sales. Licensee shall pay Company the royalty due for such Calendar Quarter calculated in accordance with this Agreement within [***] of delivery of the written report to Company.

Section 6.3. Upstream License Fees. Notwithstanding anything to the contrary hereunder, Company will be solely responsible for any and all payments Company owes to the Upstream Licensors under the applicable Upstream Licenses and in no event will Licensee, its Affiliates, Sublicensees or contractors be directly liable for any of such payments, except as otherwise expressly set forth in this Agreement.

Section 6.4. Royalty Payment Reductions. The following will only apply if royalties are being paid pursuant to Section 6.2(a):

(a) Blocking Third Party Intellectual Property. With respect to a particular Region in the Territory, Licensee will be entitled to deduct from royalty payments under Section 6.2(a) otherwise payable to Company in such Region [***] of any Blocking Third Party Intellectual Property Costs applicable to such Region.

(b) Generic Entry. If at any time during the Royalty Term there is a Generic Product in the Field sold in any Region in the Territory in which a Licensed Product is then being sold by Licensee or an Affiliate or Sublicensee, then the applicable royalties in effect with respect to such Licensed Product in such Region as specified in Section 6.2(a) will be reduced by [***].

(c) Lack of Patent Protection. If at any time during the Royalty Term the last-to-expire Licensed Patent in a particular Region in the Territory having a Valid Claim covering [***] such Licensed Product expires, then the applicable royalties in effect with respect to such Licensed Product in such Region as specified in Section 6.2(a) will be reduced by [***].

(d) Cumulative Deductions. Notwithstanding the foregoing, in no event will the deductions set forth in Section 6.4(a) through Section 6.4(c) reduce the royalties otherwise payable to Company as specified in Section 6.2(a) by more than [***]; provided that, to the extent the foregoing limitation limits the reduction Licensee is permitted to take during a Calendar Quarter, Licensee will be entitled to carryforward the amount of the reduction Licensee was unable to take during such Calendar Quarter and apply such amounts to royalties payable to Company in future Calendar Quarters until used and applied by Licensee in full.

Section 6.5. Financial Audits.

(a) Record Keeping. Licensee and its Affiliates will, and will cause their respective Sublicensees to, keep complete, true and accurate books and records in accordance with its Accounting Standards of the items underlying (i) Net Sales and (ii) royalty payments under this Agreement. Licensee and its Affiliates will, and will cause their respective Sublicensees to keep, such books and records [***] following the Calendar Quarter to which they pertain. Company will have the right [***], at its own expense, to have an internationally-recognized independent, certified public accountant, selected by Company and reasonably acceptable to Licensee (the “Auditor”), review any such records of Licensee in the location(s) where such records are customarily maintained by Licensee upon reasonable prior notice, during regular business hours and under obligations of confidentiality, except to the extent necessary to enforce Company’s rights under this Agreement or if disclosure is required by applicable Law, for the sole purpose of verifying the basis and accuracy of payments made under this Agreement and the content of the reports described in Section 6.2(c), within the prior [***]. The Auditor will have the right to disclose to Company or Upstream Licensors its conclusions regarding any payment owed under this Agreement. The records covering any specific period of time may be audited no more than once.

(b) Audit Report. The report prepared by the Auditor, a copy of which will be sent or otherwise provided to each Party by such Auditor at the same time before such report is considered final, will contain the conclusions of such Auditor regarding the audit and will specify that the amounts paid pursuant thereto were correct or, if incorrect, the amount of any underpayment or overpayment, and the specific details regarding any discrepancies. No other information will be provided to Company without the prior consent of Licensee unless disclosure is required by Laws, regulation or judicial order, and if so determined by Company, it will, if permitted, give Licensee prior notice thereof to the extent possible for Licensee to seek a protective order against or limiting such disclosure. If such report shows any underpayment, then Licensee will remit to Company, within [***] after receipt of such report, (i) the amount of such underpayment and (ii) if such underpayment exceeds [***] of the total amount owed for the period then being audited, the actual costs incurred by Company in conducting such review. For the avoidance of doubt, [***]. If such report shows any overpayment, then Licensee will, at Company’s election, credit the overpaid amount against future payments owed to Company or reimburse Company the amount of such overpayment. The Parties mutually agree that all information subject to review under this Section 6.5 is Confidential Information of both Parties and that the receiving Party will retain and cause the Auditor to retain all such information in confidence in accordance with confidentiality and non-use obligations no less stringent than those contained in ARTICLE VIII.

Section 6.6. Tax Withholding.

(a) In the event any withholding, value added, or other tax (including any tax based on income to Company) (“Tax Withholdings”) is required to be withheld and deducted from payments by Licensee (or its Affiliate paying on behalf of Licensee) pursuant to this Agreement under applicable Laws, notwithstanding anything to the contrary herein, Licensee (or its Affiliate paying on behalf of Licensee) will make such deduction and withholding and [***], and any amounts so withheld and deducted will be remitted by Licensee (or its Affiliate paying on behalf of Licensee) on a timely basis to the appropriate Governmental Authority for the account of Company and Licensee (or its Affiliate paying on behalf of Licensee) will provide Company reasonable evidence of the remittance within [***] thereof and for the purposes of this Agreement, Licensee will be deemed to have fulfilled all of its payment obligations to Company with respect to such payments paid to the such Governmental Authority. Licensee may satisfy its withholding, value added or other tax obligations under this Section 6.7 through its Affiliates.

(b) Notwithstanding anything to the contrary, to the extent (i) any payment due to Company under this Agreement is triggered due to the activities of Licensee’s Affiliate or Licensee’s or its Affiliates’ Sublicensees in a Region in the Territory, and (ii) Licensee, its Affiliates or its or their Sublicensees receives a payment from any of Licensee’s Affiliates or Licensee’s or its Affiliates’ Sublicensees in relation to such activities and such payment is reduced due to Tax Withholdings required by applicable Laws to be made on such payment, then (A) [***], and (B) [***], and (C) [***] shall use Commercially Reasonable Efforts to obtain any credit or refund available to avoid or minimize such Tax Withholdings, and, to pass along any such credit or refund to [***], as applicable, subject to any Tax Withholdings applicable to any related payment of such credit or refund; provided that [***].

Section 6.7. Currency of Payments and Bank Accounts. All amounts payable and calculations under this Agreement will be in Dollars. As applicable, Net Sales and any royalty reductions will be translated into Dollars using the average of the applicable daily foreign exchange rates published in the Wall Street Journal (or any other qualified source that is acceptable to both Parties) for the last day of each month of the Calendar Quarter in which such Net Sales occurred. All payments under this Agreement will be paid in Dollars by wire transfer to each Party’s bank accounts set forth below (which account the receiving Party may update from time to time in writing):

Payments to Licensee:

[***]

Payments to Company:

Domestic:	International:
[***]	[***]

Section 6.8. Late Payments. Without limiting any other rights or remedies available to Company hereunder, any late payment by Licensee will bear interest , to the extent permitted by Laws, at [***] on the date payment was due or the highest rate permitted by applicable Law (whichever is higher), computed from the dated such payment was due until the date Licensee makes the payment.

ARTICLE VII

INTELLECTUAL PROPERTY OWNERSHIP,

PROTECTION AND RELATED MATTERS

Section 7.1. Ownership of Inventions.

(a) Background Technology. As between the Parties, except with respect to Product Inventions, which are addressed in Section 7.1(b), (i) Company will retain all right, title and interest in and to any Patent Rights, Know-How, and other intellectual property rights owned or in-licensed by Company or any of its Affiliates as of the Effective Date or during the Term, subject to the license granted to Licensee in Section 2.1(a), and (ii) Licensee will retain all right, title and interest in and to any Patents, Know-How, and other intellectual property rights owned or in-licensed by Licensee or any of its Affiliates as of the Effective Date or during the Term, subject to license granted to Company under the Reversion License granted to Company under Section 12.4(c).

(b) Ownership of Inventions; Cross License of Product Inventions. Ownership will [***] for any and all inventions, Know-How, developments or discoveries, whether patentable or non-patentable, invented or otherwise developed or generated by either Party alone (including its Affiliates, or any of its or their employees, Sublicensees, independent contractors or agents) or jointly by both Parties (including jointly by their Affiliates , or any of its or their employees, Sublicensees, independent contractors or agents) in connection with a Party’s performance of its obligations or exercise of its rights under this Agreement, but excluding all Local Combination Study Data, (collectively, “Inventions”) and will be determined based [***]. Any Inventions that are necessary or reasonably useful for the Development, Manufacture or Commercialization of the Compound or Licensed Products in the Field shall be deemed “Product Inventions.” Licensee hereby grants Company and its Affiliates a non-exclusive, sublicensable (through multiple tiers), royalty-free, fully paid up, perpetual and irrevocable license, under any Product Inventions [***] to Develop, Manufacture and Commercialize and otherwise, make, have made, use, offer for sale, sell, have sold, and import the Compounds and Licensed Products in the Field outside the Territory (during the Term) and in all territories in the world (following the Term) .

(c) Assignment Obligation. Each Party will assign, and will cause its Affiliates to assign, its rights, and cause all employees of such Party or Affiliate who perform activities for such Party or Affiliate under this Agreement to be under an obligation to assign their rights, in any Patent Rights and Know-How, whether or not patentable, resulting therefrom to such Party or Affiliate to effectuate the terms and conditions set forth in Section 7.1(b). With respect to any activities of a Party or its Affiliate or exercise of its or their rights under this Agreement that are subcontracted to a Person that is not an employee, the Party or such Affiliate retaining such subcontractor will include in the applicable subcontract an assignment to such Party or such Affiliate of all rights in Patent Rights and Know-How made by such subcontractor resulting from such activities or exercise of its rights, and in any event will include in the applicable subcontract a license to such Party or Affiliate that is sublicensable (through multiple tiers) to the other Party under this Agreement, of any Patent Rights and Know-How made by such contractor or subcontractor resulting from such activities.

Section 7.2. Prosecution and Maintenance of the Licensed Patents and Jointly-Invented Patents.

(a) In the Territory. As between the Parties, [***] will have the first right, at its expense, to prepare, file, prosecute and maintain the Licensed Patents and Jointly-Invented Patents in the Field in all Regions in the Territory, at [***]’s sole cost and expense. [***] will keep [***] reasonably informed of all steps with regard to and the status of such preparation, filing, prosecution, and maintenance of such Patent Rights, including by providing [***]with (i) copies of all correspondence and material communications it sends to or receives from any patent office or agency in the Territory relating to such Patents Rights, (ii) a draft copy of all applications sufficiently in advance of filing to permit reasonable review and comment by [***] and giving due consideration to such comments, and (iii) a copy of applications as filed, together with notice of its filing date and serial number. Before [***] submits any material filing, including a new patent application, or response to such patent authorities with respect to any Licensed Patents or Jointly-Invented Patents, [***] will provide [***] with a reasonable opportunity to review and comment on such filing or response and will take into account and consider in good faith [***]’s reasonable and timely requests and suggestions regarding the filing, prosecution and maintenance of such Licensed Patents or Jointly-Invented Patents under this Section 7.2(a).

(b) Step-In Right. If [***] elects not to continue to prosecute or maintain a given Patent Right within the Licensed Patents or Jointly-Invented Patents in the Field in the Territory pursuant to Section 7.2(a), then [***] will give [***] notice thereof within a reasonable period (but not less than [***] prior to allowing such Patent Rights to lapse or become abandoned or unenforceable, and [***] will have the right to prosecute or maintain such Patent Right. [***] will have the right, but not the obligation, to assume responsibility for continuing the prosecution of such Patent Rights in the Field in such Region and paying any required fees to maintain such Patent Rights in the Field in such Region or defending such Patent Rights, all at [***]’s sole expense, through patent counsel or agents of its choice. [***] will not become an assignee of any such Patent Rights as a result of its assumption of any such responsibility. Upon transfer of [***]’s responsibility for filing, prosecuting and maintaining any of the Patent Rights to [***] under this Section 7.2(b), (i) [***] will promptly deliver to [***] copies of all necessary files related to the Patent Rights with respect to which responsibility has been transferred and will take all actions and execute all documents reasonably necessary for [***] to assume such prosecution, maintenance and defense, (ii) [***], and (iii) [***].

(c) Cooperation. Each Party will, and will cause its Affiliates to, reasonably cooperate, with the other Party with respect to the preparation, filing, prosecution and maintenance of Licensed Patents and Jointly-Invented Patents pursuant to this Section 7.2, including with respect to obtaining patent term restoration, supplemental protection certificates or their equivalents, and patent terms extension with respect to the Licensed Patents and Jointly-Invented Patents in any Region where applicable.

Section 7.3. Third Party Infringement.

(a) Notice. Each Party will promptly notify the other in writing of any (i) apparent, threatened or actual infringement by a Third Party of any Licensed Patent or Jointly-Invented Patent, or (ii) unauthorized use or misappropriation of any Licensed Know-How that is necessary or useful for Development, Manufacture and Commercialization of any Licensed Product in the Field in the Territory by a Third Party of which it becomes aware, and, in each case, will provide the other Party with all evidence in such Party’s possession or control supporting such infringement or unauthorized use or misappropriation (each, an “Infringement”).

(b) [***] First Right. As between the Parties, [***] will have the first right, but not the obligation, using counsel of its choosing and at its sole expense, to institute any Action alleging Infringement of, subject to last sentence of Section 7.2(b), the Licensed Patents or Jointly-Invented Patents (any such Action, an “Infringement Action”) in the Field in the Territory. [***] shall have the right, at its own expense, to be represented in any Infringement Action by counsel of its own choice. [***] will notify [***] of its decision to commence an Infringement Action and will keep [***] apprised in writing of any such Infringement Action and will consider [***]’s reasonable interests and requests regarding such Infringement Action.

(c) [***] Right. If [***] fails to commence a suit to enforce the Licensed Patents or Jointly-Invented Patents against such Infringement Action (or to settle or otherwise secure the abatement of such Infringement Action) within (i) [***] after its receipt or delivery of notice under Section 7.3, or (ii) [***]s before the time limit, if any, set forth in the appropriate Laws for the filing of such actions, whichever comes first, or ceases to diligently pursue such Infringement Action, [***] will have the right, but not the obligation, at its own expense to institute such Infringement Action against the applicable Third Party infringer(s).

(d) Cooperation. In any Infringement Action brought under the Licensed Patents or Jointly-Invented Patents pursuant to Section 7.3(b) and Section 7.3(c) , each Party will, and will cause its Affiliates to, reasonably cooperate with each other, in good faith, relative to the other Party’s efforts to protect the Licensed Patents and Jointly-Invented Patents, and will join such suit as a party, if requested by the other Party. Furthermore, the Party initiating any Infringement Action pursuant to Section 7.3(b) or Section 7.3(c) will consider in good faith all reasonable and timely comments from the other Party on any proposed arguments asserted or to be asserted in litigation related to the enforcement or defense of any such Patent Rights. Neither Party will have the right to settle any patent infringement litigation with respect to any Licensed Patent or Jointly-Invented Patents under this Section 7.3 in a manner that diminishes the rights or interests of the other Party without the consent of such other Party (which will not be unreasonably withheld).

(e) Allocation of Recoveries. Any settlements, damages or monetary awards recovered by either Party pursuant to any Infringement Action with respect to the Licensed Patents or Jointly-Invented Patents will, after reimbursing the Parties for their reasonable out-of-pocket expenses in making such recovery [***], be allocated as follows: [***].

Section 7.4. Claimed Infringement. Each Party will promptly notify the other Party if a Third Party brings any Action alleging patent infringement by Licensee or Company or any of their respective Affiliates or Sublicensees with respect to the Development, Manufacture or Commercialization of any Licensed Product or Jointly-Invented Patents (any such Action, an “Infringement Claim”) in the Field in the Territory. [***] will have the right, but not the obligation, to control the defense and response to any such Infringement Claim in the Field in the Territory with respect to [***]’s activities, at [***]’s sole cost and expense, and [***] will have the right, at its own expense, to be represented in any such Infringement Claim in the Field in the Territory by counsel of its own choice. Company will have the sole right, but not the obligation, to control the defense and response to any such Infringement Claim with respect to Company’s activities, including any such Infringement Claim in the Territory or outside of the Territory. Upon the request of the Party controlling the response to the Infringement Claim, the other Party will reasonably cooperate with the controlling Party in the reasonable defense of such Infringement Claim. The other Party will have the right to consult with the controlling Party concerning any Infringement Claim and to participate in and be represented by independent counsel in any associated litigation. If the Infringement Claim is brought against both Parties, then each Party will have the right to defend against the Infringement Claim. The Party defending an Infringement Claim under this Section 7.4 will (a) consult with the other Party as to the strategy for the prosecution of such defense, (b) consider in good faith any comments from the other Party with respect thereto and (c) keep the other Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such defense. The Party controlling the defense against an Infringement Claim will have the right to settle such Infringement Claim on terms deemed reasonably appropriate by such Party, provided, that, unless any such settlement includes a full and unconditional release from all liability of the other Party and does not adversely affect the rights of the other Party, any such settlement will be subject to the other Party’s prior written consent.

Section 7.5. Upstream Licenses. To the extent that an Upstream Licensor of Company has retained any right to prosecute or enforce any Licensed Patents or otherwise be involved in such activities pursuant to the Upstream Agreements granting Company a license thereto, Company will use reasonable efforts to cause such Third Party licensor to take the actions (or refrain from taking action, as applicable) consistent with this ARTICLE VII. Notwithstanding the foregoing, Company will not be deemed to be in breach of its obligations under this ARTICLE VII if [***]. Furthermore, [***].

Section 7.6. Common Interest. All information exchanged between the Parties regarding the prosecution and maintenance, and enforcement and defense, of Licensed Patents and Jointly-Invented Patents under this ARTICLE VII will be deemed Confidential Information of the disclosing Party. In addition, the Parties acknowledge and agree that, with regard to such prosecution and maintenance, and enforcement and defense, the interests of the Parties as collaborators and licensor and licensee are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Patent Rights under this ARTICLE VII, including privilege under the common interest doctrine and similar or related doctrines. Notwithstanding anything to the contrary contained herein, to the extent a Party has a good faith belief that any information required to be disclosed by such Party to the other Party under this ARTICLE VII is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party will not be required to disclose such information, and the Parties will in good faith cooperate to agree upon a procedure (including entering into a specific common interest agreement, disclosing such information on a “for counsel eyes only” basis or similar procedure) under which such information may be disclosed without waiving or breaching such privilege or immunity.

ARTICLE VIII

CONFIDENTIALITY AND PUBLICITY

Section 8.1. Confidential Information.

(a) Confidentiality Obligation. During the Term and for a period of [***] after any termination or expiration of this Agreement, each Party agrees to, and will cause its Affiliates and Sublicensees and contractors to, keep in confidence and not to disclose to any Third Party, or use for any purpose, except to exercise its rights or perform its obligations under this Agreement, any Confidential Information of the other Party, without the prior written consent of such disclosing Party. The existence and terms of this Agreement are the Confidential Information of each Party.

(b) Permitted Disclosures. Each Party agrees that it and its Affiliates will provide or permit access to the other Party’s Confidential Information only to the receiving Party’s employees, consultants, advisors, licensees and Sublicensees, and to the employees, consultants and advisors of the receiving Party’s Affiliates, and to, with respect to Company, Upstream Licensors, in each case on a need to know basis who are subject to obligations of confidentiality and non-use with respect to such Confidential Information no less stringent than the obligations of confidentiality and non-use of the receiving Party pursuant to this Section 8.1; provided, however, that each Party will remain responsible for any failure by its Affiliates, licensees or Sublicensees, and its and its Affiliates’ respective employees, consultants and advisors, to treat such Confidential Information as required under this Section 8.1 as if such Affiliates, employees, consultants, advisors, licensees and Sublicensees were parties directly bound to the requirements of this Section 8.1.

(c) Confidentiality Limitation. Notwithstanding anything to the contrary herein, each Party may use and disclose the other Party’s Confidential Information as follows: (i) under appropriate written confidentiality and non-use obligations no less stringent than those in this Agreement, to its Affiliates, bona fide potential or actual collaborators, licensors, Sublicensees, licensees, or strategic partners and to employees, directors, agents, consultants, and advisers of any other Third Parties, (ii) to its financial advisors, attorneys and accountants, bona fide actual or potential acquisition partners, financing sources or investors and underwriters on a need to know basis, in each case under appropriate confidentiality and non-use obligations (which may include professional ethical obligations) no less stringent than those in this Agreement; provided, however, that each Party may disclose the terms of this Agreement (but not any other Confidential Information) to bona fide actual or potential acquisition partners, financing sources or investors on a need to know basis, in each case under appropriate confidentiality and non-use obligations (which may include professional ethical obligations) no less stringent than those in this Agreement and of duration customary in confidentiality agreements entered into for a similar purpose; provided, further, that each Party will remain responsible for any failure by any of the foregoing individuals to treat such Confidential Information as required under Section 8.1 as if such individuals were parties directly bound to the requirements of this Section 8.1, or (iii) as required by any court or other governmental body or as otherwise required by applicable Laws (including any such disclosures as are required by a Regulatory Authority in connection with seeking Regulatory Approval, Pricing and Reimbursement Approval, import authorization for any Licensed Product in the Territory, or the rules or regulations of the United States Securities and Exchange Commission or similar Regulatory Authority in a country other than the United States or of any stock exchange or listing entity (including in connection with the public sale of securities)); provided, that, notice is promptly given to the other Party and the disclosing Party cooperates with reasonable requests from the other Party to seek a protective order or other appropriate remedy to protect the Confidential Information. Notwithstanding anything to the contrary contained in this ARTICLE VIII, Confidential Information that is permitted or required to be disclosed will remain otherwise subject to the confidentiality and non-use provisions of Section 8.1(b) and this Section 8.1(c). If either Party concludes that a copy of this Agreement must be filed with the United States Securities and Exchange Commission or similar Regulatory Authority in a country other than the United States, then such Party will, a reasonable time prior to any such filing, provide the other Party with a copy of such agreement showing any provisions hereof as to which the Party proposes to request confidential treatment, will provide the other Party with an opportunity to comment on any such proposed redactions and to suggest additional redactions, and will take such Party’s reasonable comments into consideration before filing such agreement and use Commercially Reasonable Efforts to have terms identified by such other Party afforded confidential treatment by the applicable Regulatory Authority.

(d) Secrecy of Licensed Know-How. Without limiting the generality of Section 8.1(a), during the Term the receiving Party will protect, and will cause, to the extent applicable, its Affiliates and Sublicensees, and its and their respective officers, directors, employees, and agents to protect, the secrecy and confidentiality of the Licensed Know-How and unpublished Patent Rights using at least the same degree of care as it uses to prevent the disclosure of its own other confidential information of like importance and in any event a reasonable duty of care.

Section 8.2. Publicity. The Parties acknowledge the importance of supporting each other’s efforts to publicly disclose results and significant developments regarding the Licensed Product in the Field in the Territory, and each Party may make such disclosures from time to time, subject to the terms and conditions of this Agreement, including this Section 8.2. Such disclosures may include achievement of milestones, significant events in the Development process with respect to Licensed Products, or Commercialization activities with respect to Licensed Products.

(a) On a date to be mutually agreed by the Parties, the Parties will jointly issue a press release regarding the signing of this Agreement. Except as set forth in the preceding sentence and for disclosures permitted in accordance with Section 8.1(b), whenever either Party elects to make any public disclosure regarding milestones, significant events in the Development or Commercialization of the Licensed Products in the Field in the Territory, it will first notify the other Party of such planned press release or public announcement and provide a draft for review no less than [***] in advance of issuing such press release or making such public announcement (or, with respect to press releases and public announcements that are required by applicable Laws, with as much advance notice as possible under the circumstances if it is not possible to provide notice no less than [***] in advance). Each Party will have the right to review and approve any such planned press release or public announcement proposed by the other Party with respect to Licensed Products in the Field in the Territory, or that includes Confidential Information of the other Party; provided, however, that (A) the reviewing Party will attempt to provide such approval as soon as reasonably possible and will not unreasonably withhold such approval; (B) the reviewing Party will provide explanations of its disapproval of such press release; and (C) a Party desiring to make such public disclosure may issue such press release or public announcement without such prior review by the other Party if (1) the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by such Party, and (2) such press release or public announcement is consistent with the previously issued press release or other publicly available information; and provided, further, that the other Party will have the right to review, but not approve, any press release or public announcement that the proposing Party determines is required by applicable Laws based on the advice of counsel, which public disclosures are subject to Section 8.2. The Party reviewing a press release provided under this clause (A) of this Section 8.2(a) will review and approve or disapprove such press release within [***] after its receipt thereof.

(b) The principles to be observed in such disclosures will include accuracy, compliance with applicable Laws and regulatory guidance documents, reasonable sensitivity to potential negative reactions of Regulatory Authorities and the need to keep investors informed regarding the business of the Party making such public disclosure.

(c) In the event that either Party proposes to publish or present the results of Development or Commercialization carried out on the Licensed Product, including any oral presentation or abstract that contain clinical data or pertain to results of Clinical Studies or other studies, such publication or presentation will be subject to the prior review by the JSC for patentability and protection of the Parties’ Confidential Information. Each Party will provide to the JSC the opportunity to review any proposed abstracts, manuscripts or summaries of presentations that cover the results of Development or Commercialization of Licensed Products during the Term. The JSC will review such proposed material at the next meeting of the JSC, with either approval of the proposed material or a specific statement of concern, based upon either the need to seek patent protection or concern regarding competitive disadvantage arising from the proposal. In the event that the JSC provides such a statement of concern, the submitting Party will not submit such publication that contains such information until the other Party is given a reasonable period of time to seek patent protection for any material in such publication or presentation that it believes is patentable or to resolve any other issues, and the submitting Party will remove from such proposed publication any Confidential Information of the other Party as requested by the other Party.

(d) In addition to the foregoing, with respect to any disclosures by Licensee, such disclosures will be subject at all times to any publicity or publication requirements set forth in any Upstream License. Licensee will not submit or publish any article or other publication to or with any scientific journal or other publisher that requires, as a condition of publication, that Licensee agrees to make available to the publisher or Third Parties any materials that are the subject of the publication. All publications made by Licensee relating to any Compound or Licensed Product will be prepared, presented, and published in accordance with pharmaceutical industry accepted guidelines.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

Section 9.1. Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:

(a) Organization. It is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

(b) Authority. It has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement, it has the right to grant to the other the licenses and sublicenses granted pursuant to this Agreement, and this Agreement and the performance by such Party of this Agreement do not violate such Party’s charter documents, bylaws or other organizational documents.

(c) Consents. Except for any Marketing Authorizations, Regulatory Approvals, Regulatory Filings, Manufacturing approvals or similar approvals necessary for the Development, Manufacture or Commercialization of Licensed Products, all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by it in connection with the execution, delivery and performance of this Agreement have been obtained.

(d) No Conflict. It is not under any obligation, contractual or otherwise, to any Person that would materially affect the diligent and complete fulfillment of obligations under this Agreement and the execution and delivery of this Agreement by such Party, and the performance of such Party’s obligations under this Agreement (as contemplated as of the Effective Date) and the licenses and sublicenses to be granted by such Party pursuant to this Agreement (i) do not conflict with or violate any requirement of Laws applicable to such Party, (ii) do not conflict with or violate any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party, and (iii) do not conflict with, violate, breach or constitute a default under, or give rise to any right of termination, cancellation or acceleration of, any contractual obligations of such Party or any of its Affiliates.

(e) Enforceability. This Agreement is a legal and valid obligation binding upon it and is enforceable against it in accordance with its terms, subject to the general principles of equity and subject to bankruptcy, insolvency, moratorium, judicial principles affecting the availability of specific performance and other similar Laws affecting the enforcement of creditors’ rights generally.

(f) Compliance with Laws. The Parties will, and will ensure that their respective Affiliates and Sublicensees will, comply in all material respects with all applicable Laws in exercising their rights and fulfilling their obligations under this Agreement. Without limiting the generality of the foregoing, the Parties will conduct all Development, and Commercialization activities relating to the Compound or Licensed Product(s) in accordance with applicable Laws (including data privacy Laws, current international regulatory standards, including, as applicable, GMP, GLP, GCP, and other rules, regulations and requirements), and will cause all permitted collaborators and Sublicensees hereunder to comply with such applicable Laws. Without limiting the generality of the foregoing, the Parties will comply with all applicable Laws concerning bribery, money laundering, or corrupt practices or which in any manner prohibit the giving of anything of value to any official, agent, or employee of any government, political party, or public international organization, candidate for public office, health care professional, or to any officer, director, employee, or representative of any other organization specifically including the U.S. Foreign Corrupt Practices Act, and the UK Bribery Act, in each case, in connection with the activities conducted pursuant to this Agreement. The Parties will require any contractors, subcontractors, Sublicensees, or other Persons that provide services to such Party in connection with this Agreement to comply with such Party’s obligations under this Section 9.1(f).

Section 9.2. Additional Representations, Warranties and Covenants of Company. Company represents, warrants and covenants to Licensee that, as of the Effective Date:

(a) Licensed Patents. All Licensed Patents as of the Effective Date are listed in Exhibit C. Except as otherwise noted in Exhibit C, Company is the sole and exclusive owner of the Licensed Patents, all of which are free and clear of any claims, liens, charges or encumbrances. With respect to Licensed Patents not solely owned by Company, Company licenses such Licensed Patents in a manner that permits exclusive sublicenses as provided in this Agreement. All Licensed Patents owned by Company and, [***], all other Licensed Patents, have been filed and prosecuted in good faith in the patent offices in accordance with applicable Laws, and all applicable fees have been paid on or before the due date for payment. [***], all issued Licensed Patents are valid and enforceable.

(i) Licensed Patents [***], each disclose and claim the Compound Company has referred to as [***], for which an IND has been filed with the FDA as of the Effective Date. Each of these Licensed Patents is solely and exclusively owned by Company.

(b) Licensed Know-How. Company owns or Controls the Licensed Know-How, and has the right to grant the licenses under the Licensed Know-How to Licensee on and the terms set forth in this Agreement. Company has the right to use and disclose (in each case, under appropriate circumstances of confidentiality) the Licensed Know-How free and clear of any claims, liens, charges or encumbrances.

(c) Licensed Technology. Company has not granted to any Third Party, including any academic organization or agency, any license, option or other rights to research, Develop, Manufacture, use or Commercialize the Compound or the Licensed Products in the Field in the Territory other than any rights that are expressly reserved or contingent under this Agreement. Except for the Upstream Licenses, no Third Party has any license, option or other rights or interest in or to the Licensed Technology other than the rights that are expressly reserved or contingent under this Agreement. No [***] Affiliate owns or Controls any Patent Rights, Know-How or other intellectual property rights that are necessary for the Development, Manufacture or Commercialization of the Compound or Licensed Products other than Combination Specific IP.

(d) Licensed Marks. Neither Company nor its Affiliates own or otherwise hold rights to, or have sought to register, any Licensed Marks.

(e) Compounds. Neither Company nor any of its Affiliates have granted any rights to any Third Party to Develop, Manufacture, or Commercialize any compounds that selectively bind and modulate SHP2 in the Territory, other than customary non-exclusive licenses granted to service providers performing services on Company’s behalf. Neither Company nor any of its Affiliates hold any rights from a Third Party to any compounds that selectively bind and modulate SHP2 other than pursuant to the [***] Agreement.

(f) Delivery of Documentation. True, complete, and correct copies of: (i) all existing material Regulatory Filings in its possession and control relating to Licensed Products, (ii) all material adverse information with respect to the safety and efficacy of the Licensed Products in Company’s or its Affiliates’ (to the extent applicable, in accordance with Section 2.1(b)) possession and control, and (iii) all material data in Company’s or its Affiliates’ (to the extent applicable, in accordance with Section 2.1(b)) possession and control needed to support Regulatory Filings in the Territory, in each case ((i), (ii) and (iii)) have been provided or made available to Licensee prior to the Effective Date.

(g) Third Party Challenges. There are no claims, judgments, or settlements against, or amounts with respect thereto, made against Company or any of its Affiliates relating to the Licensed Patents or the Licensed Know-How. [***], [***], no claim or litigation has been received by Company or its Affiliates or, [***], threatened by any Person (i) alleging that the Licensed Patents are invalid or unenforceable, (ii) asserting the misuse of any of the Licensed Patents, (iii) challenging Company’s Control of the Licensed Patents (i.e., alleging that a Third Party has a right or interest in or to the Licensed Technology) or (iv) alleging misappropriation of the Know-How of any Third Party used in the Development, Manufacture or Commercialization of Licensed Products by or on behalf of Company prior to the Effective Date.

(h) Non-Infringement of Third Party IP. [***], the Development, Manufacture or Commercialization of the Licensed Product, as conducted by Company, its Affiliates, or its or their Sublicensees prior to the Effective Date did not infringe any Patent Right or misappropriate or otherwise violate or misappropriate any Know-How of any Person (in the case of pending Patent Rights, evaluating them as if issued). No claim of infringement of the Patent Rights or misappropriation of the Know-How of any Third Party has been received by the Company, or [***], threatened, against Company, any of its Affiliates or its or their Sublicensees with respect to the Development, Manufacture or Commercialization of Licensed Products. [***], the Manufacture or Commercialization of the Compound Company has referred to as [***] would not infringe, if Manufactured or Commercialized as of the data hereof, any Patent Right or misappropriate or otherwise violate any Know-How of any Person in the Territory (in the case of pending Patent Rights, evaluating them as if issued).

(i) Absence of Litigation. There are no judgments or settlements against or owed by Company, its Affiliates or its Sublicensees, or, [***], pending litigation against Company, its Affiliates, or its Sublicensees, or litigation threatened against Company, its Affiliates, or its Sublicensees, in each case related to Licensed Products, including any such litigation any relating to any Regulatory Filings, Regulatory Approvals or Marketing Authorizations Controlled by Company, its Affiliates or its Sublicensees as of the Effective Date.

(j) Maintenance of Regulatory Filings, Good Laboratory and Clinical Practices. Company, its Affiliates, and its Sublicensees have generated, prepared, maintained, and retained all Regulatory Filings and Marketing Authorizations in its control that are required to be maintained or retained pursuant to and in material compliance with applicable Laws, and have conducted in material compliance with applicable Laws, including GLP and GCP all Development of Licensed Products in the Field conducted prior to the Effective Date.

(k) Confidentiality of Know-How. Company has taken precautions, consistent with its usual business practice, to preserve the confidentiality of the Licensed Know-How.

(l) Assignment of Third Party Rights; Third Party Consents.

(i) Company has obtained from each of its employees and agents, and from the employees and agents of its Affiliates, who are performing Development activities under the Development Plan for Licensed Products, rights to any and all Know-How created by such employees and agents in the course of such activities that relates to Licensed Products, such that Licensee will, by virtue of this Agreement, receive from Company, without payments beyond those required by ARTICLE VI, the licenses and other rights granted to Licensee under this Agreement.

(ii) Each Person who has or has had any ownership rights in or to any Licensed Patents purported to be owned solely by Company, has assigned and has executed an agreement assigning its entire right, title, and interest in and to such Licensed Patents to Company; [***], no current officer, employee, agent, or consultant of Company or any of its Affiliates is in violation of any term of any assignment or other agreement, in each case, regarding the protection of the Licensed Patents.

(iii) Prior to the Effective Date, Company has obtained all consents from Third Parties necessary to grant Licensee the licenses and rights Company purports to grant to Licensee under this Agreement.

(m) Statements to Regulatory Authorities. Neither Company nor any of its Affiliates, nor, [***], its Sublicensees nor any of its or their respective officers, employees, or agents has made an untrue statement of material fact or fraudulent statement to any Regulatory Authority with respect to the Development or Commercialization of Licensed Products, or failed to disclose a material fact required under applicable Laws to be disclosed to any Regulatory Authority with respect to the Development or Commercialization of Licensed Products.

(n) Compliance with Laws. Company has used reasonable efforts to ensure that all of the studies, tests and pre-clinical and Clinical Studies of Licensed Products conducted prior to, or being conducted as of, the Effective Date by or on behalf of Company have been and are being conducted in all material respects in accordance with applicable Laws.

(o) Upstream Licenses.

(i) All Upstream Licenses as of the Effective Date are listed in Exhibit D. Company (A) has not breached or defaulted under any of its obligations under the terms and conditions of the Upstream Licenses as of the Effective Date in a manner that could result in the termination of any rights that are sublicensed to Licensee hereunder or otherwise diminish the scope or exclusivity of any licenses granted to Licensee under the technology licensed to Licensee hereunder, and all Upstream Licenses as of the Effective Date are in full force and effect; (B) has not received any written notice that alleges breach or default by Company of, requests a material amendment of, termination of any Upstream License; and (C) is not aware of any potential breach, default, or potential default of any Upstream License; and

(ii) During the Term, Company and its Affiliates (A) will not breach or default under the terms and conditions of each Upstream License in a manner that could result in termination of any rights that are sublicensed to Licensee hereunder or otherwise diminish the scope or exclusivity of any licenses granted to Licensee under the technology licensed to Licensee hereunder, (subject to any applicable cure period under such Upstream License); (B) will ensure that the Upstream Licenses are in full force and effect for so long as any Licensed Technology licensed to Company under such Upstream Licenses are necessary or reasonably useful for the Development, or Commercialization of the Licensed Products in the Field in the Territory; (C) will provide prompt notice to Licensee of its receipt of any written notice that alleges breach or default by Company of, requests a material amendment of, or termination of any Upstream License in a manner that could result in termination of any rights that are sublicensed to Licensee hereunder or otherwise diminish the scope or exclusivity of any licenses granted to Licensee under the technology licensed to Licensee hereunder; and (D) will not amend, modify or terminate any Upstream Licenses in a manner that would terminate rights that are sublicensed to Licensee hereunder or otherwise diminish the scope or exclusivity of the licenses granted to Licensee under the technology licensed to Licensee hereunder.

(p) [***], (i) all Development activities conducted by [***] as of the Effective Date under the [***] Agreement have only been performed by [***] employees who are members of [***], and (ii) all subsequent Development activities conducted by [***] will be only be performed employees who are members of [***].

(q) No Conflict. During the Term, Company and its Affiliates will not grant any interest in the Licensed Technology that is inconsistent with the terms and conditions of this Agreement.

(r) Other Agreements of Company and its Affiliates.

(i) Neither Company nor [***] has breached or defaulted, in whole or in part, any agreement by and between Company and [***], including that certain Series A Preferred Stock Purchase Agreement dated as of [***] (“PSPA”), in a manner that could result in the termination of any rights that are sublicensed to Licensee hereunder or otherwise diminish the scope or exclusivity of any licenses granted to Licensee under the technology licensed to Licensee hereunder. During the Term, (A) there will be no breach or default by Company or [***] under the terms and conditions of any agreement by and between Company and [***] including the PSPA in a manner that could result in termination of any rights that are sublicensed to Licensee hereunder or otherwise diminish the scope or exclusivity of any licenses granted to Licensee under the technology licensed to Licensee hereunder, provided that such breach will be subject to applicable cure period under such agreement; and (B) Company will provide prompt notice to Licensee upon becoming aware of any breach by [***] of any agreement between Company and [***], including the PSPA.

(ii) Company (A) has not breached or defaulted under any of its obligations under the terms and conditions of the [***] SPA as of the Effective Date in a manner that could result in the termination of any rights that are sublicensed to Licensee hereunder or otherwise diminish the scope or exclusivity of any licenses granted to Licensee under the technology licensed to Licensee hereunder, and the [***] SPA, as of the Effective Date, is in full force and effect; (B) has not received any written notice that alleges breach or default by Company, or requests termination, of the [***] SPA; and (C) is not aware of any potential breach, default, or potential default of the [***] SPA.

(iii) During the Term, Company and its Affiliates (A) will not breach or default under the terms and conditions of the [***] SPA in a manner that could result in the termination of any rights that are sublicensed to Licensee hereunder or otherwise diminish the scope or exclusivity of any licenses granted to Licensee under the technology licensed to Licensee hereunder, provided that such breach will be subject to applicable cure period under the [***] SPA; (B) will ensure that the [***] SPA is in full force and effect for so long as any Licensed Technology licensed to Company under the [***] Agreement are necessary or reasonably useful for the Development, or Commercialization of the Licensed Products in the Field in the Territory; (C) will provide prompt notice to Licensee of its receipt of any written notice that alleges breach or default by Company of the [***] SPA, or that exercises (or threatens to exercise) any right to terminate, the [***] SPA, in either case, in a manner that could result in termination of any rights that are sublicensed to Licensee hereunder or otherwise diminish the scope or exclusivity of any licenses granted to Licensee under the technology licensed to Licensee hereunder; and (D) will not terminate the [***] SPA in a manner that would terminate rights that are sublicensed to Licensee pursuant to the [***] Agreement or otherwise diminish the scope or exclusivity of the licenses granted to Licensee under the technology licensed to Licensee pursuant to the [***] SPA.

Section 9.3. Additional Representations, Warranties and Covenants of Licensee.

(a) Licensee represents, warrants and covenants to Company that, as of the Effective Date, no claim or demand of any Person has been asserted in writing to Licensee arising out of, and [***], no investigations are pending or threatened in writing with respect to, Licensee’s Development, regulatory or Commercialization activities, in each case that would reasonably be expected to materially adversely affect Licensee’s ability to perform any of its obligations under this Agreement.

(b) Licensee represents, warrants and covenants to Company that, as of the Effective Date, Licensee has obtained from each of its employees and agents, and from the employees and agents of its Affiliates, who are performing Development activities under the Development Plan for Licensed Products, rights to any and all Know-How created by such employees and agents in the course of such activities that relates to Licensed Products, such that Company will, by virtue of this Agreement, receive from Licensee, without payments beyond those required by Section 3.3(f) or Section 12.4(c)(ii), the licenses and other rights granted to Company under this Agreement.

(c) Licensee and its Affiliates and Sublicensees shall not use the name of [***] (the “System”), [***], or any variation, adaptation, or abbreviation thereof, or of any of its trustees, officers, faculty, students, employees, or agents, or any trademark owned by Board, System, or [***], or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of [***]. Notwithstanding the foregoing, without the consent of [***], Licensee may use the name of (or name of employee of) [***], System or Board in routine business correspondence, or as needed in appropriate regulatory submissions without express written consent.

Section 9.4. No Debarment. Each Party represents and warrants that neither it nor any of its or its Affiliates’ employees or agents performing under this Agreement has ever been, or is currently: (a) debarred under 21 U.S.C. § 335a or by any Regulatory Authority; (b) excluded, debarred, suspended, or otherwise ineligible to participate in federal health care programs or in federal procurement or non-procurement programs; (c) listed on the FDA’s Disqualified and Restricted Lists for clinical investigators; or (d) convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible. Each Party further covenants that if, during the Term of this Agreement, it becomes aware that it or any of its or its Affiliates’ employees or agents performing under this Agreement is the subject of any investigation or proceeding that could lead to that Party becoming a debarred entity or individual, an excluded entity or individual or a convicted entity or individual, such Party will promptly notify the other Party.

Section 9.5. No Other Warranties. EXCEPT AS EXPRESSLY STATED IN SECTION 9.1, SECTION 9.2, SECTION 9.3 OR SECTION 9.4, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF TITLE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY WITH RESPECT TO THE LICENSED PRODUCT, VALIDITY, ENFORCEABILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE X

INDEMNIFICATION; DAMAGES

Section 10.1. Indemnification by Company. Company will defend, indemnify and hold harmless Licensee, its Affiliates and their respective directors, officers, employees and agents (each, a “Licensee Indemnified Party”), from, against and in respect of any and all Third Party Losses incurred or suffered by any Licensee Indemnified Party to the extent resulting from: (a) any breach of any representation or warranty made by Company in this Agreement, or any breach by Company of any obligation, covenant or agreement in this Agreement; (b) the gross negligence or intentional misconduct of Company or any of its Affiliates, Sublicensees, or contractors, or any of their respective directors, officers, employees and agents, in performing Company’s obligations or exercising Company’s rights under this Agreement; (c) activities conducted by or on behalf of Company, its Affiliates or its Sublicensees or contractors related to the Development, Manufacture or Commercialization of Licensed Products anywhere in the world prior to the Effective Date; (d) the Development, Manufacture or Commercialization of the Licensed Products by or on behalf of Company, any of its Affiliates, Sublicensees (other than Licensee) or contractors outside the Territory; and (e) the Development, Manufacture or Commercialization of the Licensed Products in the Field in the Territory sold by or on behalf of Company, any of its Affiliates or Sublicensees (other than Licensee) following any termination of this Agreement; provided, however, that Company’s obligations pursuant to this Section 10.1 will not apply to the extent such Third Party Losses result from Third Party Losses for which Licensee has an obligation to indemnify Company pursuant to Section 10.2.

Section 10.2. Indemnification by Licensee. Licensee will defend, indemnify and hold harmless Company, its Affiliates, and [***] Affiliates, and each of their respective directors, officers, employees and agents (each, a “Company Indemnified Party”) from, against and in respect of any and all Third Party Losses incurred or suffered by any Company Indemnified Party to the extent resulting from: (a) any breach of any representation or warranty made by Licensee in this Agreement, or any breach by Licensee of any covenant or agreement in this Agreement, (b) the gross negligence or intentional misconduct of, or violation of Laws by, Licensee, any of its Affiliates, Sublicensees or contractors, or any of their respective directors, officers, employees and agents, in performing Licensee’s obligations or exercising Licensee’s rights under this Agreement, or (c) the Development, Manufacture or Commercialization of the Licensed Product by or on behalf of Licensee, its Affiliates, Sublicensees (other than Company) or contractors; provided, however, that Licensee’s obligations pursuant to this Section 10.2 will not apply to the extent such Third Party Losses result from Third Party Losses for which Company has an obligation to indemnify Licensee pursuant to Section 10.1.

Section 10.3. Claims for Indemnification.

(a) Notice. An Indemnified Party entitled to indemnification under Section 10.1 or Section 10.2 will give prompt written notification to the Indemnifying Party from whom indemnification is sought of the commencement of any Action by a Third Party for which indemnification may be sought (a “Third Party Claim”) or, if earlier, upon the assertion of such Third Party Claim by a Third Party; provided, however, that failure by an Indemnified Party to give notice of a Third Party Claim as provided in this Section 10.3(a) will not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except and only to the extent that such Indemnifying Party is materially prejudiced as a result of such failure to give notice.

(b) Defense. Within [***] after delivery of a notice of any Third Party Claim in accordance with Section 10.3(a), the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party may control such defense (with counsel reasonably selected by the Indemnified Party and approved by the Indemnifying Party, such approval not to be unreasonably withheld). The Party not controlling such defense may participate therein at its own expense.

(c) Cooperation. The Party controlling the defense of any Third Party Claim will keep the other Party advised of the status and material developments of such Third Party Claim and the defense thereof and will reasonably consider recommendations made by the other Party with respect thereto. The other Party will reasonably cooperate with the Party controlling such defense and its Affiliates and agents in defense of the Third Party Claim, with all out-of-pocket costs of such cooperation to be borne by the Party controlling such defense.

(d) Settlement. The Indemnified Party will not agree to any settlement of such Third Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld. The Indemnifying Party will not, without the prior written consent of the Indemnified Party, which will not be unreasonably withheld (unless such compromise or settlement involves (i) any admission of legal wrongdoing by the Indemnified Party, (ii) any payment by the Indemnified Party that is not indemnified under this Agreement, or (iii) the imposition of any equitable relief against the Indemnified Party (in which case, (i) through (iii), the Indemnified Party may withhold its consent to such settlement in its sole discretion)), agree to any settlement of such Third Party Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party (other than a monetary obligation on the Indemnifying Party).

(e) Mitigation of Loss. Each Indemnified Party will take and will procure that its Affiliates and Sublicensees take all such reasonable steps and actions as are necessary or as the Indemnifying Party may reasonably require in order to mitigate any Third Party Claims (or potential losses or damages) under this ARTICLE XIV. Nothing in this Agreement will or will be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

Section 10.4. Insurance. Each Party, at its own expense, will maintain liability insurance (or self-insure) with respect to its activities under this Agreement in an amount consistent with industry standards. Each Party will provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request. Without limiting the foregoing, during the Term and thereafter for the period of time required below, each Party will maintain on an ongoing basis comprehensive general liability insurance policies which are consistent with normal business practices of prudent companies similar situated in such Party’s territory. Not later than [***] following receipt of written request from a Party, the other Party will provide to the requesting Party a certificate of insurance evidencing such insurance policies. Each Party will maintain such insurance or self-insurance coverage without interruption during the Term and for a period of [***] thereafter, and, if applicable, will provide certificates or letters evidencing such insurance coverage without interruption as reasonably requested during the period of time for which such coverage must be maintained. Each Party will be provided at least [***] prior written notice of any cancellation or material decrease in the other Party’s insurance coverage limits described above. Notwithstanding the foregoing, either Party’s failure to maintain adequate insurance will not relieve that Party of its obligations set forth in this Agreement.

ARTICLE XI

LIMITATION OF LIABILITY

Section 11.1. No Consequential or Punitive Damages. EXCEPT AS SET FORTH IN Section 11.2, NEITHER PARTY NOR ANY OF ITS AFFILIATES OR AFFILIATED ENTITIES WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS OR THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, INCLUDING ANY LOST PROFITS ARISING OUT OF THIS AGREEMENT, IN EACH CASE HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

Section 11.2. EXCLUSION FROM LIABILITY LIMITATION. THE LIMITATIONS AND DISCLAIMER SET FORTH IN Section 11.1 WILL NOT APPLY TO A CLAIM: (A) FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; (B) FOR A BREACH OF ARTICLE VIII; OR (C) FOR INDEMNIFIABLE LOSSES PURSUANT TO Section 10.1 OR Section 10.2, AS APPLICABLE.

ARTICLE XII

TERM AND TERMINATION

Section 12.1. Term. Unless terminated earlier in accordance with this ARTICLE XII, this Agreement will become effective as of the Effective Date and will continue in full force until the last to expire Royalty Term in the Field in the Territory for all Licensed Products (the “Term”).

Section 12.2. Paid-Up License Upon End of Royalty Term. Upon the expiration of the Royalty Term for a given Licensed Product in the Field in a given Region in the Territory, the licenses and rights of reference granted to Licensee pursuant to Section 2.1 will become perpetual, irrevocable, fully paid-up, and royalty free with respect to such Licensed Product in such Region.

Section 12.3. Early Termination.

(a) Termination for Material Breach. Upon (i) any material breach of this Agreement by Company or (ii) any material breach of this Agreement by Licensee (the Party so allegedly breaching being the “Breaching Party”), the other Party (the “Non-Breaching Party”) will have the right, but not the obligation, to terminate this Agreement in its entirety by providing written notice to the Breaching Party within [***] in the case of a payment breach, or [***] in the case of any other material breach, which notice will, in each case (A) expressly reference this Section 12.3(a), (B) reasonably describe the alleged breach which is the basis of such termination, and (C) clearly state the

Non-Breaching Party’s intent to terminate this Agreement if the alleged breach is not cured within the applicable cure period. Notwithstanding the foregoing, (1) if such material breach, by its nature, is curable, but is not reasonably curable within the applicable cure period, then such cure period will be extended if the Breaching Party provides a written plan for curing such breach to the Non-Breaching Party and uses Commercially Reasonable Efforts to cure such breach in accordance with such written plan; provided, however, that no such extension will exceed [***] without the written consent of the Non-Breaching Party; and (2) if the Breaching Party disputes (x) whether it has materially breached this Agreement, (y) whether such material breach is reasonably curable within the applicable cure period, or (z) whether it has cured such material breach within the applicable cure period, the dispute will be resolved pursuant to ARTICLE XIII, and this Agreement may not be terminated during the pendency of such dispute resolution procedure. The termination will become effective at the end of the notice period unless the Breaching Party cures such breach during such notice period; provided, however, that the Non-Breaching Party may, by notice to the Breaching Party, designate a later date for such termination in order to facilitate an orderly transition of activities relating to Licensed Products.

(b) Termination by Licensee for Convenience. Licensee may, upon [***] prior written notice to Company, terminate this Agreement for convenience, without cause, and for any or no reason, on a Region-by-Region basis.

(c) Termination for Bankruptcy. This Agreement may be terminated, to the extent permitted by applicable Laws, by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy, reorganization, liquidation or receivership proceeding such right to terminate will only become effective if the Party subject to such proceeding consents to the involuntary bankruptcy or such proceeding is not dismissed within [***] after the filing thereof.

(d) Patent Challenge. Company has the right to terminate this Agreement upon written notice to Licensee in the event that Licensee or any of its Affiliates or Sublicensees directly or indirectly challenges in a legal or administrative proceeding the patentability, enforceability or validity of any Patent Rights within the Licensed Technology (a “Patent Challenge”) and does not withdraw such Patent Challenge within [***] of written notice from Company, provided that, if such Patent Challenge is brought by Licensee or its Affiliates and it is withdrawn within such [***] period, Licensee shall promptly reimburse Company for all costs and expenses incurred by or on behalf of Company in defending and responding to such Patent Challenge; provided further that this Section 12.3(d) will not apply to any Patent Challenge that (i) is first made by Licensee or any of its Affiliates or Sublicensees in defense of a claim of patent infringement brought by the Company under the applicable Patent Rights or any Patent Challenge, (ii) was brought by an Acquirer prior to the effective date of such Change of Control, or (iii) is brought by any non-Affiliate Sublicensee if Licensee (A) causes such Patent Challenge to be terminated or dismissed (or in the case of ex-parte proceedings, multi-party proceedings, or other Patent Challenges in which the challenging party does not have the power to unilaterally cause the Patent Challenge to be withdrawn, causes such Sublicensee to withdraw as a party from such Patent Challenge and to cease actively assisting any other party to such Patent Challenge), or (B) terminates such Sublicensee’s sublicense to the Patent Rights being challenged by the Sublicensee, in each case, within [***] after the Company’s notice to Licensee under this Section 12.3(d).

Section 12.4. Effects of Termination.

(a) Effects of Termination Generally. Upon termination of this Agreement in its entirety pursuant to Section 12.3, the JSC will cease to exist, the Parties’ rights, licenses and obligations under this Agreement will terminate and neither Party will have any further rights or obligations under this Agreement from and after the effective date of termination, except as set forth in this Section 12.4; provided, however, that, if this Agreement is terminated with respect to a particular Region only, then such rights and obligations will terminate only to the extent they relate solely to the terminated Region and the JSC will continue with respect to such non-terminated Regions.

(b) Winding Down of Activities. If there are any on-going Development or Commercialization activities at termination or expiration of this Agreement, the Parties will negotiate in good faith and adopt a plan to wind-down such activities in an orderly fashion or, at Company’s election, promptly transition such activities from Licensee to Company or its designee, with due regard for patient safety and the rights of any subjects that are participants in any Clinical Studies of the Licensed Products, and take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems and in compliance with all applicable Laws.

(c) License Grant to Company.

(i) Upon termination of this Agreement, Licensee, on behalf of itself and its Affiliates hereby grants (effective on delivery of the notice of termination) to Company a royalty-free, fully-paid up, worldwide, irrevocable, perpetual, transferable, exclusive license, with the right to grant sublicenses through multiple tiers under the Licensee Technology to enable Company, its Affiliates, licensees and Sublicensees to Develop, Manufacture and Commercialize Compounds and Licensed Products in the Field in the Territory (the “Reversion License”); provided that, with respect to any Licensee Technology that is Controlled by Licensee and its Affiliates and Sublicensees pursuant to an agreement with a Third Party, Company will pay all amounts due under any such agreement to the extent reasonably allocable to Company’s exercise of the rights granted thereunder. The foregoing Reversion License will include rights to any Local Combination Study Data so long as Company exercised its Local Combination Study Option set forth in Section 3.3(f)(i), and if Company did not exercise its Local Combination Study Option, then the foregoing Reversion License will only include rights to Local Combination Study Data if Company pays Licensee [***] for the Local Combination Study within [***] of receipt of invoice therefor by Company.

(ii) If Company or its or their Affiliates or Sublicensees exercises the Reversion License or the rights granted pursuant to Section 12.4(g) and this Agreement has been terminated by Licensee pursuant to Section 12.3(a), Section 12.3(b), or Section 12.3(c), Company will pay to Licensee, in consideration of the rights granted to Company, [***]; provided, however, that if the Parties cannot agree upon [***] within [***] after the effective date of such termination, then, notwithstanding Section 13.2, the matter will be resolved in accordance with Exhibit F.

(d) Accrued Obligations. Expiration or termination of this Agreement for any reason will not release either Party from any obligation or liability which, on the effective date of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination.

(e) Survival. This Section 12.4(e), the provisions set forth in the following Sections, as well as, to the extent applicable, any other Sections or defined terms referred to in such Sections or Articles or necessary to give them effect, will survive any expiration or termination of this Agreement in its entirety: Section 2.2(c), Section 3.3(g)(iii), Section 4.3 (for the [***] period specified therein), Section 7.1, Section 7.6, Section 9.5, Section 12.4 and ARTICLE VI, ARTICLE VIII (for the [***] period specified therein), ARTICLE X, ARTICLE XI, ARTICLE XIII and ARTICLE XIV. Furthermore, any other provisions required to interpret the Parties’ rights and obligations under this Agreement, including applicable definitions in ARTICLE I, will survive to the extent required. Except as otherwise expressly provided in this Agreement, including this all rights and obligations of the Parties under this Agreement, including this Section 12.4(e), any licenses granted under this Agreement, will terminate upon expiration or termination of this Agreement in its entirety or solely with respect to the terminated Region, as the case may be, for any reason.

(f) Inventory.

(i) Sell-Off Period. Licensee will have the right, for a period of [***] following termination of this Agreement in any Region, except in the event this Agreement is terminated by Company pursuant to Section 12.3(a), Section 12.3(c), or Section 12.3(d), to sell or otherwise dispose of any Licensed Products in such terminated Regions, as applicable, on hand at the time of such termination or in the process of Manufacturing (the “Sell-Off Period”).

(ii) Company Buy-Back. Upon expiration of any Sell-Off Period in any Region, Company will have the right to purchase all of Licensee’s and its Affiliates’ remaining inventory of Licensed Products held as of the effective date of expiration of such Sell-Off Period at a price equal to [***], with such cost calculated as described in the definition of “Fully Burdened Manufacturing Cost set forth in Section 1.64 (mutatis mutandis), provided that in no event will such price be less than [***].

(g) Transfer of Regulatory Filings and Regulatory Approvals. Following the effectiveness of any termination of this Agreement pursuant to Section 12.3, as promptly as practicable after Company’s written request, Licensee will, to the extent permitted under applicable Laws and not commercially infeasible, and at Company’s sole cost and expense (unless the applicable termination giving rise to Company’s rights under this Section 12.4(g) was for Licensee’s material breach pursuant to Section 12.3(a), in which case such transfer will be at Licensee’s sole cost and expense), assign and transfer to Company all Regulatory Filings, filings for Pricing and Reimbursement Approval and Marketing Authorizations for Licensed Products that are held by or owned by Licensee or its Affiliates or Sublicensees as of the effective date of termination, with respect to the terminated Region, as the case may be, and will take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under such Regulatory Filings, filings for Pricing and Reimbursement Approval and Marketing Authorizations to Company. If applicable Laws or relevant Regulatory Authorities prevent or delay the transfer of ownership of any such Regulatory Filing, filing for Pricing and Reimbursement Approval and Marketing Authorizations to Company or if it is commercially infeasible for Licensee to do so, then Licensee will grant, and hereby does grant, to Company, its Affiliates, Sublicensees and licensees an exclusive and irrevocable right of access and right of reference to such Regulatory Filing, filing for Pricing and Reimbursement Approval and Marketing Authorizations for Licensed Products in the Field in the Territory or the terminated Region, as the case may be, and will reasonably cooperate with Company, at Company’s expense (unless the applicable termination giving rise to Company’s rights under this Section 12.4(g) was for Licensee’s material breach pursuant to Section 12.3(a), in which case such transfer will be at Licensee’s sole cost and expense), to make the benefits of such Regulatory Filings, filings for Pricing and Reimbursement Approval and Marketing Authorizations available to Company or its designee(s). Notwithstanding the foregoing or anything else herein, Company will have no rights to any Local Combination Study Data included within any such Regulatory Filings or Regulatory Approvals unless Company’s Reversion License includes rights to such Local Combination Study Data as set forth in Section 12.4(c)(i).

(h) Return of Confidential Information. Within [***] after the effective date of termination (but not expiration) of this Agreement in its entirety, each Party will, and cause its Affiliates to (i) destroy, all tangible items solely comprising, bearing or containing any Confidential Information of the other Party that are in such first Party’s or its Affiliates’ possession or Control, and provide written certification of such destruction, or (ii) prepare such tangible items of the other Party’s Confidential Information for shipment to such other Party, as such other Party may direct, at the first Party’s expense; provided, however, that, in any event, (A) each Party may retain copies of the Confidential Information of the other Party to the extent necessary to perform its obligations or exercise its rights that survive expiration or termination of this Agreement; and (B) each Party may retain one copy of the Confidential Information of the other Party for its legal archives.

(i) Rights in Bankruptcy. The Parties acknowledge that this Agreement constitutes an executory contract under Section 365 of the Code for the license of “intellectual property” as defined under Section 101 of the Code and constitutes a license of “intellectual property” for purposes of any similar laws in any other country. The Parties further acknowledge that Licensee, as licensee of such rights under this Agreement, will retain and may fully exercise all of its protections, rights and elections under the Code, including, but not limited to, Section 365(n) of the Code, and any similar laws in any other country. In the event of the commencement of a bankruptcy proceeding by or against Company under the Code and any similar laws in any other country, Licensee will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless Company elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of Company upon written request therefor by Licensee. All rights, powers and remedies of Licensee provided for in this Section 12.4(i) are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, under the Code and any similar laws in any other country).

(j) Cooperation. Each Party will cause its Affiliates, Sublicensees and contractors to comply with the obligations in this Section 12.4.

ARTICLE XIII

DISPUTE RESOLUTION

Section 13.1. Dispute Resolution; Escalation. The Parties recognize that disputes as to certain matters arising out of or in connection with this Agreement may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising out of or in connection with this Agreement in an expedited manner by mutual cooperation. To accomplish this objective, any and all disputes between the Parties arising out of or in connection with this Agreement will first be referred to the JSC for resolution. Should the JSC not be able to reach agreement at a duly called meeting of the JSC within [***] after the date on which the matter is referred to the JSC, then either Party may refer such matter to the Senior Officers for resolution and the Senior Officers will attempt to resolve the matter in good faith. If the Senior Officers fail to resolve such matter within [***] after the date on which the matter is referred to the Senior Officers (unless a longer period is agreed to by the Parties), then, subject to Section 5.5 with respect to the Company’s final decision-making authority on all matters to within the purview of the JSC relating to the Development, Manufacture or Commercialization of the Licensed Products in the Territory, either Party may submit the dispute for final resolution by binding arbitration in accordance with Section 13.2.

Section 13.2. Arbitration. Except as set forth in Section 12.4(c) and this Section 13.2, each dispute, difference, controversy or claim arising in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof that cannot be resolved pursuant to Section 13.1 will be referred to and finally resolved by arbitration in accordance with the International Chamber of Commerce (the “Rules”) by an arbitral tribunal composed of three (3) arbitrators, all of whom will have previous judicial experience and significant experience in the biopharmaceutical industry, with each Party appointing one (1) arbitrator and the third arbitrator to be selected by mutual agreement of the two (2) arbitrators appointed by the Parties. If the two initial arbitrators are unable to select a third arbitrator within [***], the third arbitrator will be appointed in accordance with ICC rules. The foregoing arbitration proceedings may be commenced by either Party by notice to the other Party. Unless otherwise agreed by the Parties, all such arbitration proceedings [***] will be held in [***]; provided, however, that proceedings may be conducted by telephone conference call with the consent of the Parties and the arbitrator(s). All arbitration proceedings will be conducted in the English language. The arbitrators will consider grants of equitable relief and orders for specific performance as co-equal remedies along with awards of monetary damages. The arbitrators will have no authority to award punitive damages. The allocation of expenses of the arbitration, including reasonable attorney’s fees, will be determined by the arbitrators, or, in the absence of such determination, each Party will pay its own expenses. The Parties hereby agree that the arbitrators have authority to issue rulings and orders regarding all procedural and evidentiary matters that the arbitrators deem reasonable and necessary with or without petition therefore by the Parties as well as the final ruling and judgment. All rulings by the arbitrators will be final. Notwithstanding any contrary provision of this Agreement, any Party may seek equitable measures of protection in the form of attachment of assets or injunctive relief (including specific performance and injunctive relief) in any matter relating to the proprietary rights and interests of either Party from any court of competent jurisdiction, pending a decision by the arbitral tribunal in accordance with this Section 13.2). The Parties hereby exclude any right of appeal to any court on the merits of such matter. The provisions of this Section 13.2 may be enforced and judgment on the award (including equitable remedies) granted in any arbitration hereunder may be entered in any court having jurisdiction over the award or any of the Parties or any of their respective assets. Except to the extent necessary to confirm an award or as may be required by Laws, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. The Parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. Nothing in this Section 13.2 will preclude either Party from seeking interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. Notwithstanding the Parties’ agreement to arbitrate, unless the Parties agree in writing in any particular case, claims and disputes between the Parties relating to or arising out of, or for which resolution depends in whole or in part on a determination of the interpretation, scope, validity, enforceability or infringement of, Patent Rights or of any Trademark rights relating to any Licensed Products will not be subject to arbitration under this Agreement, and the Parties may pursue whatever rights and remedies may be available to them under law or equity, including litigation in a court of competent jurisdiction, with respect to such claims and disputes.

Section 13.3. Jury Waiver. EACH PARTY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES TO ARBITRATE AS SET FORTH IN Section 13.2 (ARBITRATION). THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

ARTICLE XIV

MISCELLANEOUS

Section 14.1. Assignment; Successors.

(a) Assignment.

(i) General. This Agreement and the rights and obligations of each Party under this Agreement will not be assignable, delegable, transferable, pledged or otherwise disposed of by either Party without the prior written consent of the other Party; provided, however, that either Party may assign or transfer this Agreement together with all of its rights and obligations hereunder, without such consent (but with written notice to the other Party), (A) to an Affiliate or (B) [***], or in the event of its merger or consolidation, reorganization or similar transaction, subject to the assignee agreeing in writing to be bound by the terms and conditions of this Agreement. Any assignment in violation of this Section 14.1(a)(i) will be null and void.

(ii) Securitization. Notwithstanding anything to the contrary in Section 14.1(a)(i) or elsewhere in this Agreement, Company may assign to a Third Party its right to receive the milestone payments and the royalty payments owed under ARTICLE VI (such assignment, a “Securitization Transaction”) without the prior written consent of Licensee. Further, in connection with a contemplated Securitization Transaction, Company may disclose to such Third Party the Confidential Information of Licensee (including the royalty reports contemplated under Section 6.2(c)), without the prior written consent of Licensee, to the extent reasonably necessary to enable such Third Party to evaluate the Securitization Transaction opportunity (provided that such Third Party is under obligations of confidentiality and non-use with respect to such Confidential Information that are no less stringent than the terms of ARTICLE VIII), and to allow such Third Party to exercise its rights under this Section 14.1(a)(ii). As part of any consummated Securitization Transaction, Company may assign, without the prior written consent of Licensee, its right to receive the royalty reports and to conduct audits under Section 6.2(c) and Section 6.5 to the counterparty in such Securitization Transaction, and to allow such counterparty to exercise its rights under such Sections.

(b) Successors. Any permitted assignment of the rights and obligations of a Party under this Agreement will be binding on, and inure to the benefit of and be enforceable by and against, the successors and permitted assigns of the assigning Party. The permitted assignee or transferee will assume all obligations of its assignor or transferor under this Agreement. Any assignment or attempted assignment by either Party in violation of the terms of this Section 14.1(b) will be null, void and of no legal effect.

Section 14.2. Choice of Laws. This Agreement will be governed by and interpreted under the Laws of the State of New York, without regard to the conflicts of law principles thereof. Any dispute, controversy, claim or difference of any kind whatsoever arising out of or in connection with this Agreement will be resolved exclusively in accordance with Section 13.2; provided, however, that all questions concerning (a) inventorship of Patent Rights under this Agreement will be determined in accordance with Section 7.1 and (b) the construction or effect of Patent Rights will be determined in accordance with the Laws of the country, Region or other jurisdiction in which the particular patent within such Patent Rights has been filed or granted, as the case may be. Any communication or proceedings resulting from disputes under this Agreement will be in English language. The Parties agree to exclude the application to this Agreement of the United Nations Conventions on Contracts for the International Sale of Goods (1980).

Section 14.3. Notices. Any notice or report required or permitted to be given or made under this Agreement by one Party to the other will be in writing and will be deemed to have been delivered (a) upon personal delivery (upon written confirmation of receipt), (b) when received by the addressee, if sent by a reputable internationally recognized overnight courier that maintains records of delivery, or registered or certified mail, postage prepaid, return receipt requested and (c) in the case of notices provided by telecopy (which notice will be followed immediately by an additional notice pursuant to clause (a) or (b) above if the notice is of a default under this Agreement), upon completion of transmission, with transmission confirmed, to the addressee’s facsimile machine, as follows (or at such other addresses or facsimile numbers as may have been furnished in writing by a Party to the other as provided in this Section 14.3). This Section 14.3 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to Company:	Navire Pharma, Inc. 421 Kipling Street Palo Alto, CA 94301, USA Attention: Chief Executive Officer

With copies to:	Goodwin Procter LLP 1900 N St., NW Washington, DC 20036 Attention: Noelle Dubiansky, Esq.

If to Licensee:	LianBio c/o Ogier Global (Cayman) Limited 89 Nexus Way Camana Bay Grand Cayman Cayman Islands KY1-9009 Attention: Bing Li, Chief Executive Officer

With copies to:	Ropes & Gray LLP 36F Park Place 1601 Nanjing Road West Shanghai, China 200040 Attention: Eric Wu and David R. Chen Fax: 86-21-6157-5299 Email: Eric.Wu@ropesgray.com and David.Chen@ropesgray.com

Section 14.4. Severability. In the event that one or more provisions of this Agreement is held invalid, illegal or unenforceable in any respect, then such provision will not render any other provision of this Agreement invalid or unenforceable, and all other provisions will remain in full force and effect and will be enforceable, unless the provisions that have been found to be invalid or unenforceable will substantially affect the remaining rights or obligations granted or undertaken by either Party. The Parties agree to attempt to substitute for any invalid or unenforceable provision a provision which achieves to the greatest extent possible the economic objectives of the invalid or unenforceable provision.

Section 14.5. Integration. This Agreement, the Addendum, together with all schedules and exhibits attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all previous arrangements between the Parties with respect to the subject matter hereof, whether written or oral, including, effective as of the Effective Date, the Term Sheet (provided that all information disclosed or exchanged under such agreement will be treated as Confidential Information hereunder). In the event of a conflict between the Development Plan or any schedules or attachments to this Agreement, on the one hand, and this Agreement, on the other hand, the terms of this Agreement will govern. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement.

Section 14.6. Waivers and Amendments. The failure of any Party to assert a right under this Agreement or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. The exercise by any Party of any right or election under the terms or covenants herein will not preclude or prejudice any Party from exercising the same or any other right it may have under this Agreement, irrespective of any previous action or proceeding taken by the Parties hereunder. Notwithstanding the authority granted to the JSC under this Agreement, (a) no waiver will be effective unless it has been given in writing and signed by the Party giving such waiver, and (b) no provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

Section 14.7. Independent Contractors; No Agency. Neither Party will have any responsibility for the hiring, firing or compensation of the other Party’s or such other Party’s Affiliates’ employees or for any employee benefits with respect thereto. No employee or representative of a Party or its Affiliates will have any authority to bind or obligate the other Party for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on such other Party, without such other Party’s written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, each Party’s legal relationship under this Agreement to the other Party will be that of independent contractor, and the relationship between the two Parties will not constitute a partnership, joint venture, or agency, including for all tax purposes, except as otherwise required by applicable Law.

Section 14.8. Affiliates, Sublicensees, and Contractors. To the extent that this Agreement imposes obligations on Affiliates, Sublicensees or contractors of a Party, such Party will cause its Affiliates and its Sublicensees and contractors to perform such obligations, as applicable. Either Party may use one or more of its Affiliates, Sublicensees or contractors to perform its obligations and duties or exercise its rights under this Agreement, solely to the extent permitted and as specified in this Agreement; provided, however, that (a) each such Affiliate, Sublicensees or contractor will perform any such obligations delegated to it in compliance with the applicable terms and conditions of this Agreement as if such Affiliate, Sublicensees or contractor were a party hereto, (b) the performance of any obligations of a Party’s by its Affiliates, Sublicensees or contractors will not diminish, reduce or eliminate any obligation of such Party under this Agreement, and (c) subject to such Party’s assignment to an Affiliate pursuant to Section 14.1, such Party will remain liable under this Agreement for the prompt payment and performance of all of its obligations under this Agreement. Subject to this Section 14.8, if a Party exercises its rights and performs its obligations under this Agreement through one or more of its Affiliates, “Company” will be interpreted to mean “Company or its Affiliates” and “Licensee” will be interpreted to mean “Licensee or its Affiliates” where necessary to give each Party’s Affiliates the benefit of the rights provided to such Party in this Agreement and the ability to perform its obligations under this Agreement.

Section 14.9. Force Majeure. Neither Party will be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from acts of God, embargoes, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotions, strikes, lockouts, or other labor disturbances (other than strikes, lockouts, or labor disturbances involving a Party’s own employees), government actions, fire, earthquakes, floods, epidemics, pandemics or quarantines (a “Force Majeure Event”) and for so long as such failure or delay continues to be caused by or result from such Force Majeure Event. The Parties agree the effects of the COVID-19 pandemic that is ongoing as of the Effective Date may be invoked as a Force Majeure Event for the purposes of this Agreement even though the pandemic is ongoing to the extent those effects are not reasonably foreseeable by the Parties as of the Effective Date. Notwithstanding the foregoing, a Party will not be excused from making payments owed hereunder due to any such Force Majeure Event affecting such Party. The affected Party will notify the other Party in writing of any Force Majeure Event that may affect its performance under this Agreement as soon as reasonably practical, will provide a good faith estimate of the period for which its failure or delay in performance under this Agreement is expected to continue based on currently available information, and will undertake reasonable efforts necessary to mitigate and overcome such Force Majeure Event and resume normal performance of its obligations hereunder as soon a reasonably practicable under the circumstances. If the Force Majeure Event continues, then the affected Party will update such notice to the other Party on a weekly basis to provide updated summaries of its mitigation efforts and its estimates of when normal performance under this Agreement will be able to resume.

Section 14.10. No Third Party Beneficiary Rights. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they will not be construed as conferring any rights on any other Third Party. This Agreement is not intended to and will not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, other than, to the extent provided in ARTICLE X, the Indemnified Parties.

Section 14.11. Non-exclusive Remedy. Except as expressly provided herein, the rights and remedies provided herein are cumulative and each Party retains all remedies at law or in equity, including the Parties’ ability to receive legal damages or equitable relief, with respect to any breach of this Agreement. Neither Party will be required (but, for clarity, will have the right as specified in this Agreement) to terminate this Agreement due to a breach of this Agreement by the other Party.

Section 14.12. Interpretation. The Article and Section headings used herein are for reference and convenience only, and will not enter into the interpretation of this Agreement. Except as otherwise explicitly specified to the contrary, (a) references to an Article, Section or Exhibit means an Article or Section of, or a Schedule or Exhibit to this Agreement and all subsections thereof, unless another agreement is specified; (b) references in any Section to any clause are references to such clause of such Section; (c) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto; (d) references to a particular Laws mean such Laws as in effect as of the relevant time, including all rules and regulations thereunder and any successor Laws in effect as of the relevant time, and including the then-current amendments thereto; (e) words in the singular or plural form include the plural and singular form, respectively; (f) unless the context requires a different interpretation, the word “or” has the inclusive meaning that is typically associated with the phrase “and/or”; (g) the terms “including,” “include(s),” “such as,” “e.g.” and “for example” mean including the generality of any description preceding such term and will be deemed to be followed by “without limitation”; (h) whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified, and if a period of time is specified and dates from a given day or Business Day, or the day or Business Day of an act or event, it is to be calculated exclusive of that day or Business Day; (i) “monthly” means on a calendar month basis, (j) “quarter” or “quarterly” means on a Calendar Quarter basis; (k) “annual” or “annually” means on a Calendar Year basis; (l) “year” means a 365-day period unless Calendar Year is specified; (m) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement; (n) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa); (o) a capitalized term not defined herein but reflecting a different part of speech than a capitalized term which is defined herein will be interpreted in a correlative manner; (p) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (q) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits or Schedules); (r) neither Party or its Affiliates will be deemed to be acting “on behalf of” the other Party under this Agreement, except to the extent expressly otherwise provided; (s) provisions that require that a Party, or the JSC hereunder “agree”, “consent” or “approve” or the like will be deemed to require that such agreement, consent or approval be specific and in writing in a written agreement, letter or approved minutes, but, except as expressly provided herein, excluding e-mail and instant messaging; and (t) the word “will” will be construed to have the same meaning and effect as the word “will”.

Section 14.13. Further Assurances. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement (including working collaboratively to correct and clerical, typographical, or other similar errors in this Agreement).

Section 14.14. Ambiguities; No Presumption. Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption will apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement will not be construed against any Party under the rule of construction, irrespective of which Party may be deemed to have authored the ambiguous provision.

Section 14.15. Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, will be deemed to be an original, and all of which counterparts, taken together, will constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail will be deemed to be original signatures.

Section 14.16. Export Control. This Agreement is made subject to any restrictions required by applicable Laws concerning the export of products or technical information from the U.S. or other countries which may be imposed upon or related to the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technology licensed to it or other technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, except in compliance with U.S. export Laws and regulations.

Section 14.17. LianBio Guaranty.

(a) Payment Guaranty. LianBio hereby [***] guarantees [***] the due and punctual payment of all fees, and any and all other sums and charges payable by Licensee under this Agreement. The obligations of LianBio under this Section 14.17 (LianBio Guaranty) will not be affected by the failure of Company to assert any claim or demand or to enforce any right or remedy against Licensee under the provisions of this Agreement or otherwise. LianBio further agrees that its guarantee constitutes a guarantee of payment when due and not of collection. [***]

(b) Exclusivity Guaranty. For so long as an entity is a LianBio Affiliate and is subject to certain obligations under Section 2.9(a), LianBio agrees to direct, and agrees to cause (whether directly or indirectly) such LianBio Affiliate to, vote its equity (whether directly or indirectly) in such LianBio Affiliate and to cause (whether directly or indirectly) any director it has a right to designate in such LianBio Affiliate to cause such LianBio Affiliate to, comply with, and not breach or otherwise default under, any such obligation under Section 2.9(a).

[Remainder of this page intentionally blank.]

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed by its authorized representative under seal, in duplicate on the Effective Date.

NAVIRE PHARMA, INC.

/s/ Neil Kumar
Name: Neil Kumar
Title: President

LIANBIO LICENSING LLC

/s/ Bing Li
Name: Bing Li
Title: CEO

LIANBIO

For purposes of Section 2.9(a) and Section 14.17 (LianBio Guaranty) only

/s/ Bing Li
Name: Bing Li
Title: CEO

[Signature Page to Exclusive License Agreement]

Exhibit A

COMPOUND

[***]

Exhibit A

Exhibit B

LICENSED KNOW-HOW

[***]

Exhibit B

Exhibit C

LICENSED PATENTS

[***]

Exhibit C

Exhibit D

UPSTREAM LICENSES

[***]

Exhibit D

Exhibit E

TERRITORY-SPECIFIC DEVELOPMENT PLAN

[***]

Exhibit E

Exhibit F

REVERSION LICENSE [***] ARBITRATION PROVISIONS

1.

If the Parties cannot agree upon [***] of the Reversion License pursuant to Section 12.4(c) of the Agreement, then either Party may submit the dispute for final resolution by binding arbitration in accordance with this Exhibit F.

2.

The Parties will select and agree upon a mutually acceptable independent Third Party expert who is neutral, disinterested and impartial, and has significant relevant experience in the Development and Commercialization of pharmaceutical products (the “Expert”). If the Parties are unable to mutually agree upon an Expert within [***] following the delivery of notice by one Party to the other of a request for resolution under this Exhibit F, then upon request by either Party, the Expert will be an arbitrator appointed by the Judicial and Mediation Services. The date on which the Expert is selected or appointed, as applicable, will be the “Arbitration Commencement Date.” Each Party will, within [***] following the Arbitration Commencement Date, prepare and deliver to both the Expert and the other Party its proposed terms to resolve the disputed matter (i.e., [***] for the Reversion License pursuant to Section 12.4(c) of the Agreement) and a memorandum (the “Supporting Memorandum”) in support thereof. The Party that submitted the dispute for arbitration will also provide the Expert and the other Party with a copy of this Agreement. Within [***] after receipt of the other Party’s Supporting Memorandum, each Party may submit to the Expert (with a copy to the other Party) a rebuttal to the other Party’s Supporting Memorandum (a “Rebuttal”), which may include a revision, marked to show changes, of either Party’s proposed terms. Neither Party may have communications (either written or oral) with the Expert other than (a) prior to the Arbitration Commencement Date, for the sole purpose of engaging the Expert, and (b) upon or following the Arbitration Commencement Date, solely as expressly permitted in this Exhibit F.

3.

Within [***] after the Expert’s receipt of each Party’s Rebuttal (or the expiration of the period for the Parties to submit a Rebuttal, if earlier), the Expert will select, between the proposals provided by the Parties, the proposal that the Expert believes most accurately reflects [***] for the Reversion License pursuant to Section 12.4(c) of the Agreement (the “Selected Agreement”). The Expert will not have the authority to modify a proposal initially submitted by a Party. The decision of the Expert will be the sole, exclusive, binding and unappealable remedy for the dispute at issue, and the Selected Agreement will become a binding and enforceable agreement between the Parties, effective as of the date of the Expert’s selection thereof.

4.

The Expert will have reasonable discretion to request additional information, hold a hearing, and extend the timeframe for reaching a decision regarding the dispute at issue. The Expert’s fees and expenses will be paid by the Party whose proposal is not selected by the Expert. Each Party will otherwise bear and pay its own expenses incurred in connection with any proceedings under this Exhibit F.

Exhibit F